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                                                                     Exhibit 3.2


                  MULTI-ACCESS PORTAL JOINT VENTURE AGREEMENT
            BETWEEN VODAFONE AIRTOUCH PLC, VODAFONE EUROPEAN PORTAL LTD., VIVENDI S.A., CANAL PLUS S.A. AND VIVENDI NET S.A.

This agreement is entered into on 16 May 2000 by and between:

(1) Vodafone AirTouch Plc (hereafter referred to as "VODAFONE"), a corporation organized and existing under the laws of England and Wales;

(2) Vodafone European Portal Limited (hereinafter referred to as "VEP"), a corporation organized under the laws of the England and Wales;

(3) Vivendi S.A. (hereafter referred to as "VIVENDI"), a corporation organized and existing under the laws of France, acting on its own behalf and, together with Canal+S.A., on behalf of Vivendi Net S.A.;

(4) Canal + S.A. (hereafter referred to as "CANAL+"), a corporation organized and existing under the laws of France, acting on its own behalf and, together with Vivendi, on behalf of Vivendi Net S.A.; and

(5) Vivendi Net S.A. (hereafter referred to as "VNET"), a corporation currently being created, to be organized and exist under the laws of Belgium, represented jointly by Vivendi and Canal+ for purposes of the signature of this Joint Venture Agreement.

RECITALS

A. The Vodafone group is a leading worldwide provider of mobile telephony services. VEP is a wholly owned subsidiary of Vodafone and was created for the development and delivery of certain regionally focused European wide mobile Internet content.

B. Vivendi and Canal+ (of which Vivendi is the largest shareholder) constitute together one of Europe's leading communications, Pay-TV and multimedia content and services group. Vnet (a 50/50 Vivendi and Canal+ joint venture company currently being created) will combine under a common structure the Internet-based activities of Vivendi and Canal+. The Vivendi Parties' participation in the Company (as defined below) shall be held directly or indirectly through Vnet.

C. The Parties agree to enter into a 50/50 strategic joint venture to develop and operate a Horizontal Portal and to conduct the Business in accordance with the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and mutual covenants herein set forth, the Parties agree as follows:






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1. CREATION, PURPOSE AND SCOPE OF THE JOINT VENTURE

1.1      PURPOSE, THE HORIZONTAL PORTAL AND THE CONDUCT OF THE COMPANY'S
BUSINESS

         The Vodafone Group Parties and the Vivendi Group Parties hereby agree to enter into a strategic joint venture, under and subject to the terms and conditions of this Joint Venture Agreement and establish the Company, with the purpose of undertaking, through the Company and any Local Subsidiaries, the development, marketing, maintenance and provision of a multi-access Horizontal Portal and related Web-Based Services accessible by users of any and all Access Devices through any Delivery System in the Territory, as further detailed herein, in order inter alia (i) to serve as a strategic differentiator for the Parties' Controlled and Minority Operators, such differentiation being a key success factor in acquiring and retaining customers for such Operators, and (ii) to create value for the Company.

1.2      CERTAIN DEFINITIONS

For purposes of this Joint Venture Agreement the following words and phrases shall have the following meanings:

(a) "ACCESS DEVICE" means any type of appliance, machine or device that can be used to connect to the Internet and/or any Web-Based Services (including without limitation personal computers, handheld computers, televisions and monitors, paging devices, personal data appliances, mobile and fixed telephones);

(b) "ACCESS SERVICES" shall mean the provision by any Person of a connection to an Web-Based Services gateway or server from an Access Device.

(c) "ACCESS PROVIDER" shall mean any Person providing Access Services to end users in the Territory;

(d) "ARTICLES" means the articles of association of the Company set out in Annex 1.2(d) as the same may be amended from time to time in accordance with this Joint Venture Agreement.

(e)      "BOARD" means the board of directors of the Company from time to time;

(f)      "BUSINESS" shall have the meaning given to it in Clause 1.3.1.

(g) "COMPANY" means the company created hereunder and registered in England and Wales to operate, directly or through the Local Subsidiaries, the Business; unless otherwise expressly stated herein or unless the context otherwise so requires, the Company includes the relevant Local Subsidiary or Subsidiaries;

(h) "COMPETING OPERATOR" shall mean (i) with regard to a Mobile Telco, another Mobile Telco operating in the same country within the Territory, (ii) with regard to a Fixed Telco, another Fixed Telco operating in the same country in the Territory; and (iii) with regard to a Pay-TV, another Pay-TV operating in the same country within the Territory.



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(i)      "CONTROL" with respect to any Person, shall be deemed to exist if such
         Person holds (directly or indirectly) more than fifty (50) per cent of the voting share capital of that other company or entity, or has the power to appoint more than half of the board of directors of that company or entity and "CONTROLLED" shall be construed accordingly.

(j) "CONTROLLED OPERATORS " as of any date, shall mean the Parties (to the extent that they are themselves Operators) and the Operators Controlled by any one or more of the Parties as of such date (a list of such entities as of the date hereof, together with the corresponding voting share capital held in each such Controlled Operator by any one or more of the Parties, is set forth in Annex 1.2(j) hereto);

(k) "CONTENT" shall mean web-based information, games, works and any other products (including e-commerce products including, without limitation, auction sites and electronic retailers/exchanges) which contain any combination of the following in digital form or such other forms as may become available in the future: text, graphics, video, sound, still images or the like.

(l) "CONTENT AND/OR SUPPORT SERVICES SUPPLIER" shall mean any entity (including the Company itself) which may supply Content and/or Support Services to the Company;

(m) "CONTROLLED CONTENT AND/OR SUPPORT SERVICES SUPPLIERS" as of any date shall mean the Parties (to the extent that they are themselves Content and/or Support Services Suppliers) and the Content and/or Support Services Suppliers Controlled by any one or more of the Parties as of such date.

(n) "DEED OF ADHERENCE" means a deed substantially in the form set out in Annex 1.2(n);

(o) "DEFAULT HORIZONTAL PORTAL" shall have the meaning given to the term in Clause 1.3.2 hereof.

(P) "DELIVERY SYSTEM" shall mean any method of electronically transmitting or electronically broadcasting data, including any existing or future means of electronic distribution or telecommunication, or any combination of such means, whether narrowband, broadband or broadcast (including without limitation POTS, ISDN, DSL, cable, fiber optics and satellite, GSM, UMTS or other mobile technology) through any existing or future protocols and/or standards, or any combination of such protocols and standards, whether proprietary or publicly available (including without limitation radio, television, telephony and Internet and Internet derivative protocols and standards including wireless applications protocols (WAP)).

(q) "DILUTED SHAREHOLDER" shall have the meaning given to the term in Clause 3.2(c);

(r) "DIRECTORS" means the Vnet Directors and the VEP Directors, and "DIRECTOR" shall mean any one of them as the context requires;

(s) "FIXED TELCO" shall mean any fixed line, whether dial-up or broadband (e.g. DSL, fiber optic cable) telecommunications operator authorized by the relevant regulatory authorities in one or more jurisdictions within the Territory, as of the date hereof or in the future, to offer to customers in the Territory transmission of voice services and/or transmission of data services under the current technical standards or under




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         any other standard or protocol that may be authorized in the future by such regulatory authorities);

(t) "FIXED TELCO AGREEMENTS" shall mean the agreements to be entered into between the Controlled Fixed Telcos and the Company, pursuant to which the MAP shall appear as the Default Horizontal Portal on the relevant Access Device, the other principal terms and conditions of which shall be based on the Operator Agreements Term Sheet, and which will also serve as a guideline for the Company's negotiations with Minority Operators and third party Operators involved in fixed line telecommunications;

(u) "FUNCTIONALITIES" include the following web-based services: chat, e-mail, instant messaging, message boards, personal address books, calendar and scheduling functions, online transactions, search engines and e-commerce facilitators.

(v) "GATEWAY SERVICES" shall mean the provision by any Person of a connection from the Company's Web-Based Services gateway or server to the Internet;

(w) "GROUP OF PARTIES" means the Vodafone Group Parties and/or the Vivendi Group Parties, as the context requires;

(x) "GROUP COMPANY" means with respect to any Party, any company in which such Party either directly or indirectly owns more than fifty (50) per cent of the voting share capital of that other company or entity, or has the power to appoint more than half of the board of directors of that company or entity.

(y) "HORIZONTAL PORTAL" shall mean a uniformly branded Internet gateway or Web-Based Service that primarily acts as an aggregator and facilitator of Content and Functionalities without focusing on one particular subject and/or theme (for the avoidance of doubt, a national or multinational scope/area shall not constitute a particular subject or theme for the purposes of this definition) that may be available across one or more different Access Devices;

(z) "INTERNET" shall be deemed to include the Internet and any successor thereto.

(aa) "WEB-BASED SERVICES" means any Content and or Functionalities available on the Internet and/or accessible through Internet protocols and standards and not initiated in a broadcast (i.e. not individually addressed) mode, regardless of the means of transmission including without limitation xDSL, cable and satellite.

(bb)     "JOINT VENTURE AGREEMENT" means this agreement;

(cc) "LAUNCH DATE" shall mean the first date on which MAP becomes accessible on-line to users of any Access Device (but not necessarily all Access Devices) irrespective of the Delivery System used by the end-user to connect to the Internet, in any part of the Territory but not necessarily in all of the Territory, as promptly thereafter acknowledged and confirmed by the Parties to each other in writing;




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(dd)     "LOCAL SUBSIDIARIES" means any subsidiaries (as such term is defined in s.736 of the Companies Act 1985 as amended by s.144 of the Companies Act 1989) of the Company from time to time;

(ee) "MAP" means the multi-access Horizontal Portal developed, marketed and provided by the Company directly or through the Local Subsidiaries.

(ff) "MINORITY OPERATORS" and "MINORITY CONTENT AND/OR SUPPORT SERVICES SUPPLIERS" as of any date, shall respectively mean Operators (a list of such entities as of the date hereof is set forth in Annex 1.2(j) hereto) and Content and/or Support Services Suppliers in which one or more Parties hold (directly or indirectly), as of any such date, an equity interest, other than the Controlled Operators and the Controlled Content and/or Support Services Suppliers;

(gg) a "MOBILE TELCO" shall mean any mobile or wireless telecommunications operator offering (under license from the competent regulatory authorities in one or more jurisdictions within the Territory) mobile or wireless transmission of voice and/or of data services to customers in the Territory under the current technical standards or under any other standard or protocol that may be authorized in the future by such regulatory authorities).

(hh) "MOBILE TELCO AGREEMENTS" shall mean the agreements to be entered into between the Controlled Mobile Telcos and the Company, pursuant to which the MAP shall appear as the exclusive Default Horizontal Portal on the handsets or other relevant Access Devices, which together with the other principal terms and conditions of the Mobile Telco Agreements are set forth in the relevant Operator Agreements Term Sheet and which will also serve as a guideline for the Company's negotiations with Minority Operators and third party Operators involved in mobile telecommunications;

(ii) "OPERATORS " shall mean Mobile Telcos, Fixed Telcos, Pay-TVs and Access Providers;

(jj) "OPERATOR AGREEMENTS" shall mean the Mobile Telco Agreements, the Fixed Telco Agreements, the Pay-TV Agreements and other agreements with the same fundamental objective entered into between the Company and other Access Providers;

(kk) "OPERATOR AGREEMENTS TERM SHEETS" shall mean the term sheets attached in Annexes 1.2(kk)(a) and 1.2(kk)(b) hereto setting forth the principal terms of the Mobile Telco Agreements and of the Pay-TV Agreements, respectively;

(ll) "PARTIES" means Vodafone, VEP, Vivendi, Canal+ and Vnet (each individually "a Party");

(mm) "PAY-TV" shall mean any company delivering, by any means of transmission, including cable and satellite, consumer (as opposed to professional) television services in substantially scrambled and/or encrypted digital (or any successor thereto) form to customers/subscribers in the Territory in a manner capable of being



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         descrambled or decrypted by individually addressable decoders or equivalent or successor form of devices where a fee is paid or payable to such company directly by such subscribers/customers for the right to view and/or participate in such television services (including pay-per-view, video-on-demand and near video-on-demand).

(nn) "PAY-TV AGREEMENTS" shall mean the agreements to be entered into between the Controlled Pay-TVs and the Company, pursuant to which the MAP shall appear as the exclusive Default Horizontal Portal on the television monitors, which together with the other principal terms and conditions of the Pay-TV Agreements are set forth in the relevant Operator Agreements Term Sheet and which will also serve as a guideline for the Company's negotiations with Minority Pay-TVs and third party Pay-TVs;

(oo) "PERMITTED TRANSFEREE" means an entity in which either Vodafone, or Vivendi and/or Vnet (provided, in the case of Vnet, there has been no change of control of the Vnet Shareholder, as such term is defined in Clause 3.6.4) hold, directly or indirectly, all legal and beneficial interests, as the case may be.

(pp) "PERSON" means any individual person and any entity, whether incorporated or unincorporated;

(qq)     "PRIMARY SERVICES" shall have the meaning specified in Clause 1.3.3;

(rr)     "RENDEZVOUS DATE" has the meaning given to the term in Clause
         1.4.4(a);

(ss)     "RESERVED ACTIVITIES" shall have the meaning given to it in Clause
         1.3.5  ;

(tt)     "SHAREHOLDER" shall mean the Vnet Shareholder and the VEP Shareholder.

(uu) "SHAREHOLDERS" shall mean the Vnet Shareholder and the VEP Shareholder collectively.

(VV) "SUPPORT SERVICES" includes software, business solutions, technology, hosting, hardware, infrastructure, network services and other similar services necessary for the Company to conduct the Business.

(ww)     "SIGNIFICANT MATTERS" means the matters set out in Clause 3.3.2;

(xx) "TERRITORY" means the countries of the European Union (as of the date hereof), Norway, Switzerland, Iceland, the Baltic states, Poland, Czech Republic, Slovakia, Hungary, the countries of the former Yugoslavia, Bulgaria, Romania, Malta and Cyprus.

(yy) "VEP DIRECTORS" means the directors appointed by the VEP Shareholder from time to time in accordance with Clause 3.3.1(b);

(zz) "VEP SHARES" shall mean all Company shares held from time to time by the VEP Shareholder;



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(aaa)    "VERTICAL PORTAL" shall mean a uniformly branded Web-Based Service offering Content and Functionalities related to one particular subject or theme (for the avoidance of doubt, a national or multinational scope/area shall not constitute a particular subject or theme for the purposes of this definition) that may be available across one or more different Access Devices.

(bbb) "VEP SHAREHOLDER" shall mean VEP and all Permitted Transferees who hold VEP Shares, as a group;

(ccc)    "VGPIS" means the Vodafone Global Platform Internet Services;"

(ddd) VNET DIRECTORS" means the directors appointed by the Vnet Shareholder from time to time in accordance with Clause 3.3.1(b);

(eee) "VNET SHARES" shall mean all Company shares held from time to time by the Vnet Shareholder;

(fff) "VNET SHAREHOLDER" shall mean Vnet and all Permitted Transferees who hold Vnet Shares, as a group;

(ggg)    "VIVENDI GROUP PARTIES" means Vivendi, Canal+ and Vnet.

(hhh)    "VODAFONE GROUP PARTIES" means Vodafone and VEP.


1.3 SCOPE OF BUSINESS OF THE COMPANY; RESERVED ACTIVITIES; RESTRICTIONS ON SCOPE OF BUSINESS

1.3.1 The scope of the business of the Company to be established by the Parties pursuant to Article 3 hereof (the "BUSINESS") shall be to conduct (directly or through one or more Local Subsidiary) the activities set forth in paragraphs
(a) through -(e) below:

      (a) ownership, design, development, operation, management, maintenance, marketing, and/or provision of a Horizontal Portal to be distributed through Operators in the Territory;

      (b) the development and provision, in connection with and through the Horizontal Portal, of the Primary Services ; and

      (c)      the provision and management of Gateway Services; and

      (d) the provision of Access Services but only to the extent permitted under Clause 1.3.7 hereof.

      (e) any other activities related thereto or in furtherance thereof as may be decided by the Board from time to time.

1.3.2 The MAP will be characterised by a uniquely and uniformly branded front page, which will be the first page that appears on the user's Access Device upon connection to the Internet as further described in the Operator Agreements Term Sheets (the "DEFAULT HORIZONTAL PORTAL").

1.3.3 The primary functions of the Company's Horizontal Portal will be to provide users accessing the Internet (independently of the Access Device used) with the following services ("PRIMARY SERVICES"):



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         (a)      a single e-mail address with instant messaging enabling the user to be alerted to and access e-mails from all Access Devices;

         (b)      Internet-related chat,;

         (c) a general purpose search engine facility to allow the user to search for any site on the Internet;

         (d) e-commerce functionalities that operate across a broad variety of Internet sites in order to facilitate the selection and execution of transactions

         (e) hyper-text link references or similar mechanisms that allow the user to access, from the Horizontal Portal, Vertical Portals or other Content and services created and provided by either the Company, the Parties or third parties (including third parties related to one or more Parties);

         (f) Horizontal Portal-specific personalisation tools to permit users to configure their front pages according to their particular requirements;

         (g) aggregation into the MAP of Content including Vertical Portals such as news, weather, business and financial news, travel, horoscopes, education, health, games and location specific guides such as restaurants and hotels;

         (h)      provision of web-base directory inquiry services.

1.3.4 The Parties anticipate that the Company will initially derive its revenue from advertising and the provision of Content (including commissions on e-commerce transactions).

1.3.5    RESERVED ACTIVITIES.

The ownership, design, development, operation, management and/or maintenance (through any type of equity or quasi-equity interest) of any Horizontal Portal shall be the "RESERVED ACTIVITIES" of the Company and the Parties' obligations with respect thereto are set forth in Clauses 1.3.6 and 1.3.7 below.

1.3.6 EXCLUSIVITY UNDERTAKINGS OF THE PARTIES WITH REGARD TO THE RESERVED ACTIVITIES.


(a) The following undertakings of the Parties shall apply to each Party only within the Territory commencing as of the date of signature of this Joint Venture Agreement (subject to clause 2.8) and for as long as such Party holds directly or indirectly shares in the Company and for a period of six (6) months thereafter and unless the other Group of Parties agrees to otherwise in writing:

                  (i) except as otherwise specifically provided in Clause 2 hereof with respect to IOL, Omnitel 2000 and
                          (i)France,and in Clause 1.3.6(a)(iii); each Party shall refrain from, and shall cause each of its Group Companies to refrain from, conducting any Reserved Activities in the Territory, other than through the Company;

                 (ii) each Party shall not and shall cause each of its Group Companies not to acquire (including by way of creation, or by direct or indirect means), without the written consent of the other Group of Parties, an interest, or any security entitling the holder to so acquire an interest (for purposes of this Clause 1.3.6, an "INTEREST"), in any entity primarily involved in conducting, in the Territory, any of the Reserved Activities, other than Interests constituting less than five per cent (5%) of the issued share




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                           capital and carrying less than five per cent (5%) of
                           the voting rights exercisable at general meetings, of the aforementioned entity;

             (iii) except as otherwise specifically provided for in Clause 2.2.1 with respect to the indirect disposal of the AOL interest by exchanging it for a minority interest in AOL Compuserve Europe to be sold upon the latter's initial public offering, if a Party or any of its Group Companies acquires an Interest of five per cent (5%) or more of the issued share capital and carrying five per cent (5%) or more of the voting rights exercisable at general meetings in any entity (the "ACQUIRED COMPANY") not primarily conducting any of the Reserved Activities in the Territory, but nevertheless directly or indirectly conducting any such Reserved Activities in the Territory, the Company shall have the right (exercisable within six months of the completion of the acquisition of the aforementioned Interest upon the sole vote of the Shareholder that was not involved in such acquisition ) to require that such Reserved Activities of the Acquired Company be treated as if such Activities were Relevant Assets to be dealt with according to the same procedures and standards as those set forth in Clauses 2.3 through 2.10 (provided that, for purposes of this Clause 1.3.6.(a)(iii), Transfer Date shall mean twelve months after the completion of the acquisition by the relevant Party of the aforementioned Interest); in the event that the Company does not exercise the above right within such six month period, the Party shall have the right to maintain its Interest in the Acquired Company in question and shall not be deemed to be in breach of this Clause 1.3.6 with respect thereto;

              (iv) and each Party shall not and shall cause each of its Group Companies not, directly or indirectly, to enter into any agreements with any third parties for the provision of Functionalities, Content and/or Support Services in the Territory, the sole purpose of which is to resell such Functionalities, Content and/or Support Services to the Company.


        (b) For purposes of Section 1.3.6(a), an entity shall be deemed to conduct any of the Reserved Activities in the Territory if (i) the services provided by such entity in connection with the Reserved Activities are principally designed or tailored for use specifically by customers located in the Territory, and/or (ii) such services are specifically marketed or otherwise specifically promoted within the Territory, and/or (iii) an agreement is entered into with any Operator in the Territory for the provision of such services to such Operator's customers in the Territory.

1.3.7    RESTRICTIONS ON THE COMPANY'S SCOPE OF BUSINESS.

         The Company shall not engage in, and the Parties shall exercise their rights hereunder and as Shareholders to prevent the Company from engaging in, the following activities (for the avoidance of doubt, the Parties (and/or their respective Group Companies) shall be free to engage in such activities outside the Company):





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         (a)      Voice telephony and related retail billing, except that MAP may offer voice over Internet or voice over IP accessible only from the television and/or the PC (but not from Mobile Access Devices) and only if so determined by the Board in its discretion;

         (b) Data telephony and related retail billing (time, QOS, data usage), including fax and SMS, except for, and subject to Clause 1.4.3(d) below, agreements with third parties for the provisioning of any necessary network and data transport capabilities required to provide the Access Services.

         (c) Access Services other than (i) Access Services from television Access Devices, and (ii) subject to the Company's compliance with Clause 1.4.3(d) hereof in the relevant country, Access Services from Access Devices using a fixed-line connection;

         (d) Management of subscriber database in respect of Operators subscribers for customer relationship management purposes;

         (e) the provision of corporate and corporate end-user customers with closed user group facilities, intranet and extranet applications;

         (f)      Network customer care;

         (g) SIM Card Payments and billing where the SIM Card is used as an e-wallet or where the charges are included on the Mobile phone bill;

         (h)      Provision of localisation capability;

         (i) Bearer mediation and selection of most appropriate bearer for content;

         (j)      Provision of customers with terminal equipment; and

         (k) Delivery of movies, audiovisual programming and/or sports events intended primarily for consumption in a continuous and uninterrupted fashion from the beginning to end to any Access Device, including without limitation television, pay-per-view and video-on-demand.

1.3.8 RESTRICTIONS RELATED TO THE BUSINESS OF THE OPERATOR AND THE COMPANY IN THE CONTEXT OF AN OPERATOR AGREEMENT

     As further described in the Operator Agreements Term Sheets, so long as an Operator Agreement is in force between any Controlled Operator and the
     Company:

     (a) MAP shall be the exclusive Default Horizontal Portal for customers of such Operator ; except as set forth below:


             Exceptions :

             (i) Corporate business where the Operator's corporate customer provisions the participants of such corporate customer's users or closed user group but not in any way the customers of such corporate customer and where the Operator facilitates access to the corporate customer's web site, intranet or extranet; in such case, the Operator shall be free to place the corporate




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                      customer's web site, intranet or extranet as the first
                      page provided that MAP appears on the SIM card on the second most prominent default position and the Operator otherwise complies with paragraphs (t), (u), (v) and (y) below;

             (ii) Wholesale customers where the Operator is obliged for regulatory reasons to enable the wholesale customer to resell airtime and services and to rebrand the service under its own identity; in such cases, the Operator shall use its best efforts to comply with the obligations in paragraphs (t) through (y) below;

             (iii) Third party resellers who have the facility to reconfigure the terminal in terms of the setting of the Default Horizontal Portal; in such cases, the Operator shall use its best efforts to comply with the obligations in paragraphs (t) through (y) below;

             (iv) Entities with retail customers of such a significant size and scale that the forfeiting of business with such entities would cause the Operator to miss its business plan targets by a material margin or to lose a material share of its market, and where it is clearly demonstrated that the reconfiguration of the Access Device in favour of such entities own Internet portal is a decisive factor in enabling the Operator to secure such business; in such cases, the Operator shall comply with the following:

             Operators' obligations in connection with such exceptions

             (t) to inform the Company's Board promptly and in writing every time it avails itself of any of the foregoing exceptions;

             (u) to market and promote the MAP in preference to any competing Horizontal Portal in accordance with its such Operator's undertakings under this Joint Venture Agreement and, specifically, in accordance with the relevant Operator Agreements Term Sheet;

              (v) to place MAP as the Default Horizontal Portal throughout all its owned distribution channels and to seek the placement of MAP as the Default Horizontal Portal on third party distribution channels;

              (w) in situations where it is not possible to achieve the placement of MAP as the Default Horizontal Portal, to facilitate a co-branding arrangement between the Company and the entity with retail customers in conformity with an agreed set of guidelines (in particular, should the entity with retail customers in question wish to develop its own default portal, the Operator shall consult with the Company to assess whether such default portal can be integrated within MAP such as to provide a customized co-branded Default Horizontal Portal;

               (x) in situations where neither the placement of the MAP portal as the default portal nor the co-branding of the MAP portal with the entity with retail customers is possible, to ensure that the entity with retail customers' own branded portal contains a reasonably prominent hypertext link on the entity with retail customers' front page to the MAP portal and that on the SIM card MAP is only one link down from the entity with retail customers' own portal.

               (y) under no circumstances to permit the displacement of the MAP portal in favour of any competing Horizontal Portals including but not limited to Yahoo, AOL, MSN, Free-serve, Libertysurf, Wanadoo, Club-Internet.

        (b) such Operator shall not distribute to its customers any Web-Based Services including e-mail address, general Internet search engine, general Internet e-commerce facilitation service or Internet instant messaging service other than the services described in Clause 1.3.7 and any of the services on the Operator Site in accordance with Clause 8.5 of the Operator Agreement Term Sheets and Clause (c) below, in all the foregoing cases other than through MAP; for the avoidance of doubt, the Operator may be a Content and/or Support Services Supplier subject to all the terms and conditions with respect to Content and/or Support Services Suppliers provided for in this Joint Venture Agreement.

      (c) For the avoidance of doubt, nothing contained herein shall prevent the Operator from maintaining its Internet site containing the information related to the Operator and its products and services, as well as its own in-house intranet and electronic mail system.


1.3.9    ACTIVITIES IN WHICH THE COMPANY, ANY PARTY OR ANY OPERATOR MAY
PARTICIPATE:

         For the avoidance of doubt, nothing herein shall be deemed to prevent the Company, any Party or any Operator from:

         (a) providing customer care or customer profiling for their respective customer bases;

         (b) co-marketing and promotion of the Company's Horizontal Portal Business; and/or

         (c) systems integration and technical interfaces between the Company and the Operator.

         (d)      web-based directory inquiry services.

1.4      CERTAIN RELATED PARTY AGREEMENTS

1.4.1    [Number reserved]

1.4.2 Undertakings of the Parties regarding relations between the Company and the Controlled and Minority Operators

(a)      Each Party hereby undertakes as follows:

         (i) To use whatever rights it may have in accordance with and subject to applicable law and regulations, governing charters and shareholder agreements, if any, to cause its Controlled Operators to (x) enter into Operator Agreements with the Company (or the relevant Local Subsidiary), in accordance with Clause 1.4.4, as soon as possible, but no later than 30 June

                  2000 in the case of SFR and Vodafone UK, no later than six months from the date hereof for Mannesmann Mobilfunk ("D2"), no later than nine months from the date hereof or such other period as may be agreed by the Parties in the case of Omnitel Pronto Italia ("OMNITEL"), and no later than twelve months for the other Controlled Operators, and (y) conduct the renegotiation of the revenue sharing terms provided for in Clause 1.4.4 hereunder in good faith and, prior to the expiration of such Operator Agreements' contractual terms, to conduct good faith negotiations with the Company in view of the timely renewal of such agreements in accordance with the provisions of this Joint Venture Agreement; and

        (ii) subject to Clause 1.4.2(a)(i), and together with the other Parties, to cause the Company to enter into the aforementioned agreements with the Controlled Operators within the timeframe described above, and, prior to the expiration thereof, to conduct good faith negotiations with a view to the timely renewal of such agreements in accordance with the provisions of this Joint Venture Agreement.

    (b) The provisions of Clause 1.4.2(a) shall apply in such countries where more than one Controlled and/or Minority Operator operates (irrespective of whether such Operators are Competing Operators or not), unless the Board decides that it is in the best interest of the Company not to enter into Operator Agreements with more than one Competing Controlled and/or Minority Operator in that particular country, in which case each Party shall cause the Company to enter into an Operator Agreement with the Controlled or Minority Operator designated by the Board.

    (c) Each Party hereby undertakes, in respect of any Minority Operator in which it has a stake, to promptly use best efforts to assist in establishing contacts with, and commencing discussions between, the Company and such Minority Operator, with the purpose of entering into Operator Agreements.

    (d) The Company may, in such countries within the Territory in which no Controlled Operator or Minority Operator exists, enter into Operator Agreements with third party Operators, as may be decided by the Board from time to time.

    (e) For the avoidance of doubt, until the expiration of the time periods described in Clause 1.4.2(a) above, each Party hereby undertakes to:

         (i) use whatever rights it may have in accordance with and subject to applicable law and regulation, governing charters and shareholder agreements, if any, to keep its Controlled or Minority Operators from entering into any agreement with third parties by virtue of which such Operators would be required or entitled to place another Horizontal Portal as their Default Horizontal Portal.

         (ii) cause the Company not to enter into Operator Agreements with any third party Competing Operator in those countries within the Territory in which a Controlled Operator or a Minority Operator operates; for the avoidance of doubt, the preceding sentence shall in no way be deemed to relieve or limit in any way the Parties' obligations under Clause 1.4.2(a) above;

         (iii) The foregoing paragraphs (i) and (ii) shall apply MUTATIS MUTANDIS in respect of the period preceding renewal of the Operator Agreements at their expiration;


  (f) Failure by any Party to cause Controlled Operators to enter into an Operator Agreement with the Company within the timeframe set forth in Clause 1.4.2(a) shall not constitute a material breach of this Joint Venture Agreement provided that such Party used whatever rights it had (subject to the provisions of Clause1.4.2(a)) to cause such Controlled Operators to enter into the relevant Operator Agreement.

  (g) Failure by any Party to comply with its obligations under this Clause 1.4.2(a) shall constitute a material breach of this Joint Venture Agreement.

  (h) Without prejudice to the rights and remedies of any Party in respect of a material breach by the other Parties, in the event that an Operator Agreement is not entered into and/or renewed with the Company in accordance with the time frame and other provisions of Clause 1.4.2(a), the Company (providing that there has been no breach by the Party not holding an interest in the relevant Operator of its obligations under Clause 1.4.2(a)(ii)) shall be free to enter into Operator Agreements or other similar arrangements with third party Operators in the corresponding country with respect to the corresponding Access Device.

  (i) If, notwithstanding the relevant Party's having complied with its respective obligations under this Joint Venture Agreement, an Operator Agreement is not entered into between the Company and a particular Controlled Operator in accordance with the time frame and other provisions of Clause 1.4.2(a), the Company shall be free to enter into Operator Agreements or other similar arrangements with third party Operators in the corresponding country with respect to the corresponding Access Device, and the Controlled Operator shall be free to enter into an Operator Agreement or other similar arrangements with a third party Horizontal Portal in the corresponding country.

  (j) If any Telco which is as of the date hereof a competitor of Vodafone in the United Kingdom and/or in Belgium were to become a Controlled or a Minority Operator of the Vivendi Group Parties, the Company shall enter into agreements with the aforementioned Controlled or Minority Operator similar to the Telco Agreements, provided that such Controlled or Minority Operator may not (i) be granted the right to use the Brand, (ii) be granted the right to offer its subscribers the MAP as Default Horizontal Portal, nor (iii) be offered terms and conditions more favourable than those granted to the Vodafone Controlled or Minority Operators in those countries.


1.4.3 Undertakings of the Parties regarding preferred supplier relations between the Company and the Controlled and Minority Content and/or Support Services Suppliers

         (a) Each Party hereby undertakes (i) together with the other Parties to cause the Company, promptly upon a decision having been made by the Company to aggregate into MAP a particular type of Content, or to request the provision of Support Services, to first offer the Controlled Content and/or Support Services Suppliers that have such particular type of Content or of Support Services, if any, the right to supply as a preferred supplier the aforementioned Content or Support Services to the Company on an arm's length basis and (ii) to use whatever rights it may have under applicable law and the respective governing charters, subject to shareholders agreements, if any, to cause its Controlled Content and/or Support Services Suppliers to provide the Company the Content or the Support Services thus required, on an arm's length basis.

         (b) Each Party hereby undertakes to use whatever rights it may have under applicable law, the respective governing charters and shareholders agreements, if any, to cause its Controlled and Minority Content and/or Support Services Suppliers to promptly
               (i) offer the Company the right to aggregate into MAP (on preferred supplier and arm's length basis) any Content, or (ii) provide the Company (on preferred supplier and arm's length basis) any Support Services which such Controlled or Minority Content and/or Support Services Suppliers may from time to time develop or hold the right to distribute, before offering or providing them to any other Person or entity involved in a Horizontal Portal business in the Territory. For the avoidance of doubt, the Company shall have no obligation, however, to purchase any Content and/or Support Services from the Content and/or Support Services Suppliers.

         (c) Subject to the provisions of Clause 1.4.3(a) and 1.4.3(b), the Company may enter into agreements with third party Content and/or Support Services Suppliers.

         (d) Each Party hereby undertakes together with the other Parties to cause the Company, promptly upon a decision having been made by the Company with respect to a particular country within the Territory to provide (x) Gateway Services or (y) Access Services from (i) television Access Devices, or (ii) Access Devices using a fixed-line connection, to first offer, on an arms length basis, to outsource the provision of such Gateway Services and/or Access Services to such Controlled or Minority Operators, or to such Controlled or Minority Support Service Suppliers as may be capable of providing such Gateway Services and/or Access Services.

1.4.4    Renegotiation of the Operator Agreements' revenue sharing terms

         With regard to the revenue sharing terms in each one of the Operator Agreements, each Party hereby undertakes (i) to proceed as set forth hereunder, (ii) together with the other Parties to cause the Company to proceed as set forth hereunder, and (iii) to use whatever rights it may have under and subject to applicable law and regulations, the relevant governing charters, and shareholder agreements, if any, to cause its Controlled Operators and Minority Operators to proceed as set forth hereunder, if and as applicable:

         (a) On the second anniversary of the Launch Date (the "RENDEZVOUS DATE"), the Company's Board shall convene in order to conduct a country by country review of the revenue sharing terms initially agreed upon in each one of the Operator Agreements entered into with the Controlled Operators and the Minority Operators, in order to agree, on an Operator Agreement by Operator Agreement basis, on the revenue sharing terms which shall apply to each such Operator Agreement from the period beginning six months after the Rendezvous Date onwards. The purpose of the aforementioned review shall be to ensure that
                  (i) the economic equilibrium agreed to between the parties to such Operator Agreement at the time of the latter's signing is preserved as fairly as possible, and (ii) the revenue sharing terms of such Operator Agreement reflect market conditions prevailing in the relevant country at the Rendezvous Date.

        (b) In conducting the aforementioned review, the Board shall follow the guidelines set forth below:

                  (i) the Parties' intention in entering into this Joint Venture is twofold:

                          1. to create value for the Controlled and Minority Operators;

                          2. to create value for the Shareholders (including by way of a future initial public offering of the Company);

                          No revision of the revenue sharing terms of the Operators Agreements should undermine this dual objective;

                  (ii) the Gross Margin Split (as defined in the relevant Operator Agreements Term Sheet ) should be adjusted to take into account any fundamental imbalances in the revenue sharing terms of the Operator Agreement for either one of the Operator Agreement's parties with regard to the revenue sharing terms initially agreed to by them, resulting, inter alia, from (x) a fundamental change in the cost structure of MAP and/or of the Operator in question (which fundamental change shall, for the avoidance of doubt, not include any change brought about as a result of the impact of UMTS license amortization costs), (y) a fundamental change in the revenue structure of MAP and/or of the Operator in question (as a result, for example, of new market conditions producing a significant shift in the balance between basic access and airtime revenues, on the one hand, and internet related revenues, the gross margin of which is shared by the Company, on the other hand), or (z) a fundamental change in the pricing practices of the competitors of the Company (or the relevant Local Subsidiary) and/or of the Operator in question;

                  (iii) for the avoidance of doubt, any revenue generated by virtue of Operator Agreements with third party Operators shall remain with MAP(to be available for distribution as dividends subject to Clause 3.8(c)) and shall not in any way be factored into the calculation of the Gross Margin Split between the Company and any Controlled or Minority Operator,

                  (iv) the Company's pricing policy with respect to the different services rendered by MAP to its users (whether on a retail or on a business to business basis) shall be competitive with prevailing market practices and levels in the corresponding national market;

                  (v) the Operators' pricing policy with respect to services provided to the Company shall be competitive with prevailing market practices and levels in the corresponding national market.

                  (vi) For the avoidance of doubt, the fact that a Controlled Operator holds an equity participation in a Local Subsidiary will not be taken into account in the renegotiation of the revenue sharing terms provided for under Clause 1.4.4 hereof.

        (c) The Parties shall procure that management of the Company shall provide the Company's Board members in a timely fashion with all necessary and appropriate, country-specific information required by the Board to conduct the aforementioned review.

        (d) The Parties shall procure that at the outcome of the review process, the Board shall give the Company's management country-by-country mandates within which the Company's management shall conduct the corresponding revenue sharing renegotiation with each of the Controlled or Minority Operators.

        (e) In the event that an agreement on the revenue sharing terms for any particular Operator Agreement is not reached by the Company's Board within four months from the Rendezvous Date, the deadlock procedure set forth under section 3.3.1(i) below shall be triggered, and the Chief Executive Officers' shall attempt to reach an agreement. This may include the use of a set of recommendations to be prepared and proposed to them by an independent expert. Should no agreement be forthcoming within six months from the Rendezvous Date, either party to the particular Operator Agreement over which a disagreement persists shall thereafter be free to terminate such Operator Agreement by giving the other party a three month prior written notice to that effect. Upon such termination in accordance with the terms hereof, the Company shall be free to enter into Operator Agreements or other similar arrangements with third party Operators in the corresponding country, and the obligations set out in Clause 1.3.8 shall no longer apply to the relevant Operator.

1.5      BRAND AND DOMAIN NAMES

1.5.1    The Brand

         (a) The Company's business shall be conducted under the trademark and brand name VIZZAVI (hereafter referred to as the "BRAND"), the exact typeface and casing of which shall be as described in Annex 1.5.1 hereto, and which shall only be modified or changed with the consent of Vodafone and the Vnet Shareholder (it being understood that in the event of a change in the MAP trademark, logo or Brand (including the exact typeface and casing) requested by Vodafone to bring about coherence with the Vodafone trademark or Brand outside the Territory, the Vnet Shareholder shall act reasonably and without undue delay in granting or withholding its consent and with due consideration for Vodafone's objective of a global brand. All rights and interests in and to the Brand within the Territory shall belong to the Company, irrespective of whether one or more of the Parties to this Joint Venture Agreement divest or reduce their stake in the Company's share capital. All rights and interests in and to the Brand outside the Territory shall belong to Vodafone and Vodafone shall be the sole registered owner thereof outside the Territory.

         (b) For the avoidance of doubt, no royalties or any other type of fee or compensation shall be due (i) by any of the Vodafone Group Parties to the Company for use of the Brand outside the Territory, nor (ii) by the Company or any Local Subsidiary to Vodafone for use of the Brand in the Territory.

         (c) Each Party agrees to ensure that there is at all times during which it is bound by this Joint Venture Agreement coordination between the Company and Vodafone with a view to maintaining coherence in the use of the Brand by the Company within the Territory and by Vodafone outside of the Territory with regard to presentation, positioning, advertising, promotion and brand values, it being acknowledged that neither Vodafone nor the Company shall be required to adopt presentation, position, advertising, promotion and/or brand value practices or policies unilaterally adopted by the other with which it does not agree.

         (d) The Parties agree to cause the Company to not modify or change the Brand, the logo and/or the initial casing and typeface of either as set forth in Annex 1.5.1(a) hereto without the consent of Vodafone.

         (e) Subject to Clause 1.5.1(a), should Vodafone decide to modify or change the Brand, the logo and/or the initial casing and typeface of either outside the Territory, and should the Company, after following the coordination procedure set forth in paragraph (c) above, decide against implementing similar modifications or changes to the Brand within the Territory, the Company shall be under no obligation to effect such modifications or changes.

         (f) The Parties and Vodafone undertake to cause, promptly after the incorporation of the Company, an agreement to be signed between the Company and Vodafone, pursuant to which,

                  (i) if the Brand ceases to be used throughout the Territory for a period of three months by the Company , or by any successor of the Company , to designate a Horizontal Portal, Vodafone shall be entitled to purchase all rights and interest in and to the Brand in the Territory, at a price equivalent to fifty percent (50%) of the fair market value of such rights and interests, reduced by any such value attributable to a spill over into the Territory of Vodafone's marketing efforts outside the Territory in connection with the Brand, and

                 (ii) If Vodafone ceases all use of the Brand to designate a Horizontal Portal outside the Territory for a period of three months, the Company shall be entitled to purchase all rights and interest in and to the Brand outside the Territory, at a price equivalent to one hundred percent (100%) of the fair market value of such rights and interests outside the Territory, reduced by any such value attributable to a spill over outside the Territory of the Company's marketing efforts within the Territory in connection with the Brand.


1.5.2    Exclusive branding

         The Parties agree that the Company shall (i) conduct business exclusively under the Brand, and (ii) subject to Clause 1.5.3 below, shall require that the Controlled Operators (other than as provided for in Clause 1.4.2(h) above) market MAP exclusively under the Brand.

1.5.3    Co-Branding

         The Company may from time to time as may be decided by the Board enter into co-branding agreements with the Operators and the Content and/or Support Service Suppliers within the Territory. Any such co-branding arrangement shall require that the third party use the Brand only in accordance with the procedures agreed upon between the Company and Vodafone.

1.5.4    Rights to related domain names

         With respect to domain names, the Parties agree as follows:

         (a) The Company shall register (to the extent registrable from time to time) and renew from time to time the domain name VIZZAVI.net (in any and all casings, if relevant) with a view to holding all rights and interest in and to such domain name on a worldwide basis.

         (b) Vodafone shall register (to the extent registrable from time to time) and renew from time to time the domain name VIZZAVI.com (in any and all casings, if relevant) with a view to holding all rights and interest in and to such domain name on a worldwide basis. Vodafone shall ensure that its home page at VIZZAVI.com shall contain prominent PC portal hypertext links to at least the Company's main European home page (whether it be at VIZZAVI.net or at any other address) and to the Company's specific domain names for France, Germany, Italy, Spain and the United Kingdom. With respect to Access Devices other than the PC and to hypertext links to other countries, Vodafone and the Company will agree and co-ordinate mutually acceptable hyperlinks from Vodafone's VIZZAVI.com web site to the Company's web sites.

         (c) The Company shall register (to the extent registrable from time to time) and renew from time to time all country specific VIZZAVI domain names (in any and all casings, if relevant) (e.g. VIZZAVI.fr, VIZZAVI.de, VIZZAVI.co.uk) within the Territory with a view to holding all rights and interest in and to such country specific domain names on a worldwide basis. Vodafone shall register (to the extent registrable from time to time) and renew from time to time all such country specific VIZZAVI domain names (in any and all casings, if relevant) in such major countries outside the Territory as shall be reasonably necessary or appropriate with a view to holding all rights and interest in and to such country specific domain names on a worldwide basis.

1.5.5 Vodafone shall take, with respect to the Brand in such major countries outside the Territory and to the domain name VIZZAVI.com and such country specific domain names outside the Territory as shall be reasonably necessary or appropriate, and the Parties shall, with respect to the Brand within the Territory and to the domain names VIZZAVI.net and the country specific domain names within the Territory, cause the

         Company to take: all actions as are necessary or appropriate to preserve and protect ownership of the Brand and the domain names in question including without limitation keeping all registrations thereof (assuming registrable) current and policing and enforcing their respective ownership rights as against third party infringers.

1.6      RELATIONS BETWEEN THE COMPANY AND VGPIS

1.6.1 The Parties hereby agree to cause the Company to use its best efforts to use the global mobile internet platform technology (i.e. the network architecture, systems and software) adopted by VGPIS, provided that (x) such technology satisfies the appropriate technical and time-to-market specifications reasonably required by the Company for the operation of the Company's Horizontal Portal, and (y) the technology is provided to the Company on arms' length basis.

1.6.2 The Parties hereby agree to cause the Company, and Vodafone hereby agrees to cause VGPIS, to use all reasonable efforts to provide a seamless environment for the user between MAP and VGPIS's mobile portal.

1.6.3 The Parties hereby agree, that VGPIS shall be entitled to the benefit of Clause 1.4.3(a) as a Controlled Content and/or Support Services Supplier, and shall be bound by the obligations of Clause 1.4.3.(b) as a Controlled Content and/or Support Services Supplier, with respect to any Content and/or Support Services available through VGPIS's mobile portal.

1.6.4 All the undertakings set forth in this Clause 1.6 shall apply for as long as Vodafone (or a wholly owned entity of Vodafone) operates VGPIS.

1.6.5 Each Party agrees to ensure that there is at all times during which it is bound by this Joint Venture Agreement coordination between the Company and Vodafone with a view to maintaining coherence in the look and feel between the MAP (as it appears on mobile telephony handsets or other wireless devices) and VGPIS with due consideration for Vodafone's objective of a global look and feel, subject always to the need to develop and adapt MAP to the specificities of the different Access Devices and the different local markets within the Territory, it being acknowledged that neither Vodafone nor the Company shall be required to adopt a mobile telephony look and feel unilaterally adopted by the other with which it does not agree.

1.7      RELATIONS BETWEEN VNET AND VGPIS

         The Parties hereby agree that Vnet shall be entitled to receive from VGPIS the preferred supplier treatment accorded by the Company to the Controlled Content and/or Support Services Suppliers, under equivalent terms and conditions as those set forth in Clauses 1.4.3(a) and 1.4.3(b) with respect to Content and/or Support Services relevant for VGPIS.

1.8      POSSIBLE JOINT BUSINESS VENTURES OUTSIDE THE TERRITORY

         The Parties hereby agree to explore and review from time to time, as the opportunities may arise, the possibility of jointly undertaking further Internet-related and other business ventures outside the Territory, it being understood that there is no obligation to jointly undertake such opportunities.

2.       MIGRATION OF HORIZONTAL PORTAL SPECIFIC ASSETS TO THE COMPANY

     2.1. The provisions of this Article 2 shall apply to the transfer of all the Horizontal Portal activities of the Parties and their respective Controlled and Minority Operators existing or under development as of the Transfer Date.

     2.2. The provisions of this Clause 2.2 set forth specific transfer provisions in respect of certain specific existing Horizontal Portal activities of the Parties or of their respective Controlled Operators and shall prevail in the event of conflicts with the general provisions of Clauses 2.3 through 2.10. The Parties hereby undertake to follow the course of action set forth below with respect to those specific activities identified below.

          2.2.1    AOL Interest

                  The Vivendi Group Parties hereby undertake to use whatever rights they may have in accordance with and subject to applicable law and regulations, governing charters and shareholder agreements, to cause CEGETEL and Canal+, holders (through a joint subsidiary) of a 55% interest in AOL Compuserve France (the "AOL INTEREST"), to (i) divest themselves of the AOL Interest by no later than one year from the date hereof or (ii) to exchange the AOL Interest for a minority interest (which shall represent no more than 15% of the share capital and shall have no management rights attached to it) in AOL Compuserve Europe and to sell such minority interest at the time of the initial public offering of AOL Compuserve Europe. For the avoidance of doubt, there shall be no obligation on the part of the Company to acquire the AOL Interest.

         2.2.2      Vivendi's interests in Scoot PLC and Scoot Europe BV
                    ("SCOOT")

         (a) The Parties shall jointly assess, within three months from the date hereof, the desirability of transferring Scoot (whether by sale or contribution) to the Company at fair market value, (determined in accordance with the procedure set forth in Annex 2.2.2(a) hereto.

         (b) If no agreement is reached between the Parties on the transfer of Scoot, the Parties acknowledge that Scoot shall be deemed for purposes of this Joint Venture Agreement to be a Controlled Content and or Services Supplier and the provisions of Clause 1.4.3 shall apply to Scoot.

         2.2.3    (i)France

         (a) The Company shall have the option, within three months from the date hereof, to acquire (i)France from the Vivendi Group Parties, and the Vivendi Group Parties hereby undertake to sell and transfer (i)France to the Company (or to any Local Subsidiary which the Company may designate) upon the exercise by the Company of the aforementioned option, for a purchase price equal to the purchase price paid by Vivendi in accordance with the purchase agreement entered into between Vivendi and and the former shareholders of (i)France dated April 20, 2000, the provisions of which relating to the purchase price are set forth in Annex 2.2.3(a) hereto.

          (b) If (i)France is not transferred to the Company in accordance with the provisions of Clause 2.2.3(a) above prior to the expiration of the aforementioned three month period, the Vivendi Group Parties hereby agree that (i)France shall not be distributed by any Controlled Operator of the Vivendi Group Parties as an exclusive Default Horizontal Portal, and shall remain a stand-alone portal.

         2.2.4    Italia On Line/Libero portal.

          (a) Vodafone shall have the option, exercisable at any time by written notice to Vivendi within twelve months from the date hereof, to propose that Italia on Line and the Libero portal (hereafter jointly referred to as "IOL") be transferred to the Company. In the event Vodafone exercises such option, the Parties shall jointly assess, within three months from the date of exercise of the option, the desirability of transferring (whether by sale or contribution) IOL to the Company at fair market value, on such terms and conditions as the Parties may agree. If no agreement on the transfer of IOL is reached between the Parties, the Parties shall, during the same three month period, explore alternatives to the transfer of IOL such that the Vodafone Parties may comply with their respective non-compete obligations under Clause
                  1.3.6 of this Joint Venture Agreement. If (i) no agreement is reached within such three month period, or (ii) if Vodafone does not exercise the aforementioned option within the twelve month period, the Parties hereby agree that (x) Infostrada may continue to offer IOL as a Horizontal Portal for its customers, and (y) in such case, Vodafone will be exempt from the provisions of Clauses 1.3.6 and 1.4.2 with respect to Infostrada, provided in both (x) and (y) that Vodafone commences a process in order to divest itself of the IOL interest (either through a direct disposal of IOL or a disposal of Infostrada), through whatever means Vodafone (in its sole discretion) deems appropriate (included but not limited to an offering of a portion of the shares therein on a public stock exchange) within three months from (1) the date of exercise of the option referred to above, or (2) if the option is not exercised, from the expiration of the twelve month period during which such option can be exercised, as the case may be.

          (b) The Company may enter into an Operator Agreement with a Competing Operator of Infostrada as of six months from the date hereof, provided IOL has not been transferred to the Company prior to such six month period.

         (c) Prior to commencing any trade sale of IOL and/or Infostrada, Vodafone shall first explore and discuss with Vivendi the possibility of selling IOL and/or Infostrada, as the case may be, to Vivendi. Nothing herein shall be interpreted as requiring any member of the Vodafone Group to sell IOL and/or Infostrada to Vivendi or any member of the Vivendi Group.

         2.2.5    Arcor Online, Germany.net and O.tel.o Online

                  The Vodafone Parties undertake to procure that Arcor Online, Germany.net and O.tel.o Online are transferred to the Company or to the German Local Subsidiary, within one year from the date hereof, in consideration for the payment of fair market value in cash (determined in accordance with the procedure set forth in Annex 2.2.2(a)).

         2.2.6    OMNITEL 2000:

         (a) The Parties shall use their respective best efforts, (and Vodafone shall use its best efforts to obtain all consents required therefor from Bell Atlantic), to reach within nine months from the date hereof, or any other period agreed by the Parties, a three-way arrangement (the Vodafone and Vivendi Group Parties and Bell Atlantic) in view of causing Omnitel to promptly (i) enter into an Operator Agreement with the Company (or with the Italian Local Subsidiary), and (ii) transfer to the Company (or the Italian Local Subsidiary) the OMNITEL 2000 activity, together with all Relevant Assets (as defined in Clause 2.3) linked to OMNITEL 2000 (the "OMNITEL 2000 TRANSFER"), all at cost (as further described in Clause 2.2.6(b) below), with the opportunity (at Vodafone's choice) for Bell Atlantic to take all or part of the portion of the 20% Italian Local Subsidiary equity interest to be given to Omnitel pursuant to Clause 2.10 hereunder. The portion of the 20% Italian Local Subsidiary equity interest to be given to Omnitel pursuant to Clause 2.10 hereto shall be reduced by the amount of equity in the Italian Local Subsidiary given to Bell Atlantic.

         (b) Upon completion of the OMNITEL 2000 Transfer, the Company shall reimburse Omnitel in cash for (i) the costs associated with the completion of the transfer itself, and (ii) all development costs incurred by Omnitel in connection with the OMNITEL 2000 activity and Relevant Assets, as reasonably justified by Omnitel.

         (c) If the Parties fail to put into place such a three-way arrangement within the aforementioned nine months , the Company and the Italian Local Subsidiary shall be free to enter into any Operator Agreement or other similar arrangement with any other Mobile Telco in Italy in connection with MAP and, if Vodafone is not in breach of its obligations under this Clause 2.2.6, Vodafone and Omnitel will be exempt from the provisions of Clause 1.3.6 with respect to Pronto Italia S.p.l. and Omnitel and Omnitel may offer and distribute OMNITEL 2000 as its default Horizontal Portal.


         2.2.7    Relevant Assets of Vodafone UK and D2

         (a) Vodafone hereby agrees to cause the Relevant Assets (as defined in Clause 2.3 below) held by Vodafone UK and D2 to be transferred to the Company (or to the relevant Local Subsidiary) for cash at cost (as further described in Clause 2.2.7(b) below) by no later than 30 June 2000 in the case of Vodafone UK and by no later than six months from the date hereof in the case of D2 .

         (b) Upon completion of the transfer of each one of the aforementioned Relevant Assets, the Company (or the Local Subsidiary, as the case may be) to which the transfer has been made shall reimburse the contributing Operator for (i) the costs associated with the completion of the transfer itself, and (ii) all development costs incurred by the Operator in connection with the corresponding Relevant Assets, as reasonably justified by the relevant Operator.


         2.2.8    Relevant Assets of SFR

         (a) Vivendi and Vodafone shall use their respective best efforts, and Vivendi shall use its best efforts to obtain all consents required, if any, from the other shareholders in CEGETEL and SFR, to cause the Relevant Assets (as defined in Clause 2.3 below) held by SFR to be transferred to the Company (or to the French Local Subsidiary) for cash at cost (as further described in Clause 2.2.8(b) below) by no later than 30 June 2000.

         (b) Upon completion of the transfer of the aforementioned Relevant Assets, the Company (or the French Local Subsidiary, as the case may be) to which the transfer has been made shall reimburse SFR for (i) the costs associated with the completion of the transfer itself, and (ii) all development costs incurred by the SFR in connection with the corresponding Relevant Assets, as reasonably justified by SFR.

         2.2.9 Between the date hereof and the date of signature of each relevant Operator Agreement providing a transition plan for the transfer by SFR, Vodafone UK and D2, respectively, of their Relevant Assets to the Company, the Parties undertake to use whatever rights they may have in accordance with and subject to applicable law, governing charters and shareholder agreements, if any, to cause each such Operator (i) to avoid entering into any new agreements with third parties (unless authorisation to assign such agreements to the Company is obtained at the outset), the performance of which would cause the relevant Group of Parties to be in breach of their obligations under Clause 1.3.6 at the time of completion of the transfer of their respective Relevant Assets, (ii) to let any such agreements already in force as of the date hereof expire, and (iii) to refrain from launching new Web-Based Services other than in consultation with the Company.

        2.2.10    (a)     The Obligations in Clause 2.2 shall not apply in
                          respect of particular Relevant Assets referred to in this Clause 2.2 to the extent that there are any legal or regulatory prohibitions (including, without limitation, prohibitions that may exist under applicable law with regard to dealings between a company and a related party and/or with regard to legal duties owed to minority shareholders) preventing the transfer of such Relevant Asset.

                  (b) Failure to transfer any of the Relevant Assets mentioned in this Clause 2.2 as provided for herein for any of the reasons set forth in the foregoing paragraph (a) shall not constitute a breach of this Joint Venture Agreement by the relevant Party or Parties, provided such Party or Parties have used their respective best efforts to find an alternative arrangement in the spirit of this Clause
                          2.2 which does not run afoul of such legal or regulatory prohibitions.

                  (c) The provisions of this Clause 2.2 shall not apply with respect to a particular Group of Parties and/or to a particular Controlled Operator to the extent that any third party uses its Veto Rights (as defined below) to prevent the transfer of the Relevant Assets.

         2.3. The provisions of this Clause 2.3 through 2.9, do not apply to the specific Horizontal Portal activities described in Clause
               2.2 above unless otherwise expressly indicated in such Clause
               2.2. As used in Clauses 2.3 through 2.10 (and in Clause 2.2 where an express reference hereto is made), the following words and phrases shall have the meaning set out below.



          "Relevant Assets"                means all assets used by the
                                           relevant Operator solely to
                                           operate or develop its Horizontal
                                           Portal business (including,
                                           without limitation, technological
                                           platforms, existing relevant
                                           content/services distribution
                                           agreements, user/visitor base,
                                           research and development costs,
                                           personnel, as all such assets
                                           exist on the Transfer Date;

          "Transfer Date"                  a date no later than one year from
                                           the date of this Agreement;

          "Wholly Owned Operators"         means any Operator in which one or
                                           more Parties holds (directly or
                                           indirectly) at any time during the
                                           term of this Joint Venture Agreement
                                           all of the equity interests;.



          "Majority Controlled Operators"  means any Operator in which one or more Parties holds (directly or
                                           indirectly) at any time during the
                                           term of this Joint Venture Agreement
                                           more than 51% but less than 100% of
                                           the voting equity interests and
                                           where no third party has any Veto
                                           Rights and/or which is a company
                                           which is not listed on a recognised
                                           stock exchange.

          "Subsidiary Operators"           means any Operator in which one or
                                           more Parties holds (directly or
                                           indirectly) at any time during the
                                           term of this Joint Venture Agreement
                                           more than 51% but less than 100% of
                                           the voting equity interests and
                                           where a third party has any Veto
                                           Rights and/or which is a company
                                           which is listed on a recognised
                                           stock exchange.

          "Minority Operators"             means any Operator in which one or
                                           more Parties hold (directly or
                                           indirectly) at any time during the
                                           term of this Joint Venture Agreement
                                           a voting equity interest of 50% or
                                           less.

          "Veto Rights"                    means any contractual or legal rights
                                           which may prevent the transfer of
                                           Relevant Assets from any Operator to
                                           the Company or any Local Subsidiary.

2.4.     Wholly Owned Operators


         2.4.1. Each Party undertakes to procure that by no later than the Transfer Date all Relevant Assets owned by its respective Wholly Owned Operators are transferred to the Company at cost for cash.

         2.4.2. The obligations in Clause 2.4.1 shall not apply in respect of particular Relevant Assets held by a Wholly Owned Operator to the extent that there are any legal or regulatory prohibitions preventing the transfer of such Relevant Assets.


         2.4.3. If any Relevant Assets are not transferred as provided for in Clause 2.4 by the Transfer Date due to any of the reasons set forth in Clause 2.4.2 above, the CEO's of the Parties shall meet to review the situation during the 3 months following the Transfer Date and the Parties agree to use their respective best efforts to find an alternative arrangement within such three month period in the spirit of this Clause
                  2.4 which does not run afoul of such legal or regulatory prohibitions . Nothing herein shall prevent the Chief Executive Officers of the Parties from meeting to review any such situation earlier if it becomes evident that any Relevant Assets will not be transferred by the Transfer Date.


2.5.     Majority Controlled Operators


         2.5.1. Each Party shall use its respective best efforts to procure that, by no later than the Transfer Date, all Relevant Assets owned by its respective Majority Controlled Operators are transferred to the Company at cost.


         2.5.2 Clause 2.5.1 shall not apply in respect of a particular Relevant Asset to the extent that there are any legal or regulatory prohibitions (including, without limitation, prohibitions that may exist under applicable law with regard to dealings between a company and a related party and/or with regard to legal duties owed to minority and/or public shareholders) preventing the transfer of such Relevant Asset.

         2.5.3 The Parties acknowledge that in order to secure the co-operation of the Majority Controlled Operators, consideration for the Relevant Assets to be transferred pursuant to Clause 2.5.1 above can be offered by the Company

                  (other than with respect to Relevant Assets held by Majority Controlled Operators in France, Germany, Italy and the UK) as follows in decreasing order of preference:

                  (a)     in cash;

                  (b)     in a combination of Clause 2.5.3(a)  and Clause
                          2.5.3(c); or

                  (c) by way of a minority equity stake for the minority shareholder(s) of the Majority Controlled Operator in the Local Subsidiary based in the same country as (or, if none, the Local Subsidiary providing the service to) the Majority Controlled Operator.


         2.5.4 If any Relevant Assets are not transferred as provided for in Clause 2.5 by the Transfer Date due to any of the reasons set forth in Clause 2.5.2 above, the CEO's of the Parties shall meet to review the situation during the 3 months following the Transfer Date and the Parties agree to use their respective best efforts to find an alternative arrangement within such three month period in the spirit of this Clause
                  2.5 which does not run afoul of such legal or regulatory prohibitions. Nothing herein shall prevent the Chief Executive Officers of the Parties from meeting to review any such situation earlier if it becomes evident that any Relevant Assets will not be transferred by the Transfer Date.


2.6       Subsidiary Operators

         2.6.1 Each Party shall use its respective best efforts to procure that, by no later than the Transfer Date, all Relevant Assets owned by its respective Subsidiary Operators are transferred to the Company or any Local Subsidiary at cost.

         2.6.2 The Parties acknowledge that in order to secure the co-operation of the Subsidiary Operators, consideration for the Relevant Assets to be transferred pursuant to Clause
                  2.6.1 above can be offered by the Company (other than with respect to Relevant Assets held by Subsidiary Operators in France, Germany, Italy and the UK) as follows in decreasing order of preference:

                  (a)     in cash;

                  (b)     in a combination of Clause 2.6.2(a)  and Clause
                          2.6.2(c); or

                  (c) by way of a minority equity stake for the minority shareholder(s) of the Subsidiary Operator in the Local Subsidiary based in the same country as (or, if none, the Local Subsidiary providing the service to) the Subsidiary Operator;

         2.6.3 The obligations in Clause 2.6.1 are subject to the following exceptions:

                  (a) Clause 2.6.1 shall not apply with respect to a Relevant Asset to the extent that there are any legal or regulatory prohibitions (including, without limitation, prohibitions that may exist under applicable law with regard to dealings between a company and a related party and/or with regard to legal duties owed to minority and/or public shareholders) preventing the transfer of such Relevant Asset.

                  (b) Clause 2.6.1 shall not apply with respect to a particular Subsidiary Operator to the extent that if any third party uses its Veto Rights to prevent the transfer of Relevant Assets.

         2.6.4 If any Relevant Assets are not transferred as provided for in Clause 2.6 by the Transfer Date due to any of the reasons set forth in Clause 2.6.3 above, the CEO's of the Parties shall meet to review the situation during the 3 months following the Transfer Date and the Parties agree to use their respective best efforts to find an alternative arrangement within such three month period in the spirit of this Clause
                  2.6 which does not run afoul of such legal or regulatory prohibitions . Nothing herein shall prevent the Chief Executive Officers of the Parties from meeting to review any such situation earlier if it becomes evident that any Relevant Assets will not be transferred by the Transfer Date.

         2.7      Minority Operators

         2.7.1 Each Party hereby undertakes, in respect of any Minority Operator in which it has a stake, to promptly use best efforts to assist in establishing contacts with, and commencing discussions between, the Company and such Minority Operator, with the purpose of procuring that Relevant Assets owned by its respective Minority Operators are transferred to the Company at cost by no later than the Transfer Date.

         2.7.2 The Parties acknowledge that in order to secure the co-operation of the Minority Operators, consideration for the Relevant Assets to be transferred pursuant to Clause 2.7.1 above can be offered by the Company (other than with respect to Relevant Assets held by Subsidiary Operators in France, Germany, Italy and the UK) as follows in decreasing order of preference:

                  (a)     in cash;

                  (b)     in a combination of Clause 2.7.2(a)  and Clause
                          2.7.2(c); or

                  (c) by way of a minority equity stake for the Majority shareholder(s) of the Minority Operator in the Local Subsidiary based in the same country as (or, if none, the Local Subsidiary providing the service to) the Minority Operator.

      2.8 For the avoidance of doubt, the Wholly Owned, Majority Owned, Subsidiary and Minority Operators shall, prior to the Transfer Date, be able to continue conducting any Horizontal Portal activity they may have and the Parties shall not therefor be deemed to be in breach of their undertakings under Clause 1.3.6 of this Joint Venture Agreement.

      2.9     [Number reserved.]

2.10     Equity stakes in the French, German, Italian and UK Local Subsidiaries

         1. The Company is to hold 80% (and not 100 %) of the Local Subsidiaries in France, UK, Germany and Italy (the "Big 4 Local Subsidiaries"). The remaining 20 % to be held by the relevant local Mobile Telco and Pay-TV Operators in each such country as follows:


                  UK                     20 % Vodafone UK
                  Germany                20 % D2

                  France 20 % to be allocated between Canal+, Canal Satellite and SFR in proportion to their respective number of subscribers in France as of 30 April 2000.

                  Italy 20 % to be allocated between Pronto Italia S.p.l or Omnitel (at
                                         Vodafone's choice) and Tele+ in
                                         proportion to their respective
                                         number of subscribers in Italy as of
                                         30 April 2000.

         Each relevant Operator may (at its option) hold its interests in the Big 4 Local Subsidiaries through a wholly-owned subsidiary (a "LOCAL PERMITTED TRANSFEREE"), whether in such Operator's local country or otherwise, provided that such Local Permitted Transferee remains at all times a wholly owned subsidiary of such Operator. If any Local Permitted Transferee to which shares of any Big 4 Local Subsidiary have been transferred in compliance with this paragraph ceases for any reason to qualify as a Local Permitted Transferee of the relevant Operator, the provisions of Clause 3.4.2(b) shall apply MUTATIS MUTANDIS.

         2. Vodafone UK, D2, Pronto Italia S.p.l. or Omnitel, Tele+, SFR, Canal+, Canal Satellite (hereinafter referred to as the "Big Four Local Operators") may subscribe to the respective Big 4 Local Subsidiary equity interests at the same price, at the same times and otherwise onthe same terms and conditions as the Company's subscription to its 80 % interest in such Big 4 Local Subsidiaries , as such terms and conditions will be decided by the Board. Failure of a Big 4 Local Operator to subscribe and to pay-in its pro rata share in the relevant Big 4 Local Subsidiary shall result in dilution of the Big 4 Local Operator in question.

         3. The right to subscribe an equity interest in the relevant Big 4 Local Subsidiary by each of the Big 4 Local Operators shall be conditional upon each such Operator signing an Operator Agreement with such relevant Big 4 Local Subsidiary.

         4. The Big 4 Local Operator holding a minority stake in a Big 4 Local Subsidiary shall have those rights accorded under relevant local law to a stock holder holding the percentage interest in question. In particular (and without limitation) the board of the Big 4 Local Subsidiary shall consist of an equal number of representatives of the Vivendi Group Parties and the Vodafone Group Parties, named in accordance with the provisions of this Joint Venture Agreement, and all decisions of such board shall be taken in accordance with the relevant provisions of the Joint Venture Agreement. The Parties agree that if so required by Bell Atlantic to obtain its consent to the signature of an Operator Agreement between the Company and Omnitel, and to the transfer of the Relevant Assets, in accordance with Clause 2.2.6 hereof, one seat on the board of the Italian Local Subsidiary shall be offered either (at Vodafone's choice) to Pronto Italia S.p.l., Omnitel or Bell Atlantic. If the board of the Italian Local Subsidiary includes a representative of Pronto Italia, Omnitel or of Bell Atlantic, all decisions of such board shall be taken with the favourable vote of all of the board members appointed by the Vivendi Group Parties and by the Vodafone Group Parties (which, for the avoidance of doubt, shall not include the representative of Pronto Italia S.p.l., or Omnitel, as the case may be) present at the board meeting in question. Other than in the specific case provided above for the Italian Local Subsidiary, Big 4 Local Operators in the remaining Big 4 countries shall have the right to appoint a non-voting observer to board meetings of the relevant Big 4 Local Subsidiary.

         5. The approval of the business plan for the Big 4 Local Subsidiaries shall be submitted to majority shareholder vote at the Local Subsidiary level.

         6. No sale or transfer by any means whatsoever of shares held by a Big 4 Local Operator in a Big 4 Local Subsidiary to any person shall be permitted other than as follows :

                  a. If the Vivendi Group Parties or the Vodafone Group Parties transfer their equity interest in the Company to a third party, their related Big 4 Local Operators can transfer their equity interest in the relevant Big 4 Local Subsidiary at same time and to the same third party, subject to rights of first refusal in favour of the Company. (The transferring party not to vote in the Company's decision to exercise the aforementioned right of first refusal.)

                  b. If an Operator Agreement with a Big 4 Local Operator expires without renewal or otherwise is terminated, the Company has a call on the relevant big 4 Local Subsidiary equity interest held by the relevant Big 4 Local Operator, at a price equivalent to fair market value, determined as set forth in Annex 2.2.2(a) hereto. The parent of the Big 4 Local Operator whose Operator Agreement is not renewed shall not vote in the Company's decision to exercise the aforementioned call.

                  c. In the event of an IPO of the Company, each Big 4 Local Operator at its option may be included in block of shares to be sold by such Local Operator's parent company, by way of exchanging the relevant number of Big 4 Local Subsidiary shares for Company shares.

                  d. The provisions of this Clause 2.10.6 shall apply, mutatis mutandis, to the shares held by all Local Permitted Transferees in a Big 4 Local Subsidiary.

         7. The Big 4 Local Subsidiaries in which there are Big 4 Local Operators as minority shareholders shall endeavour to distribute to and among their shareholders all of their profits lawfully available for distribution in each financial year, subject to (as determined by the board of each Big 4 Local Subsidiary) such reasonable and proper cash, accounting and legal reserves to meet the requirements set out in the annual budget and the business plan from time to time.


 2.11    No additional equity stakes

         Nothing in Clauses 2.3 through 2.7 shall be deemed to require the Company to offer any equity in any of the Big 4 countries to any Person other than the 20% equity stake in each one of the aforementioned Big 4 Local Subsidiaries to be held by the relevant Big 4 Local Operators in accordance with Clause 2.10 hereto.


 2.12    Governance Rights of Third Parties.

         The Parties shall procure that in cases where equity participation in a Local Subsidiary is offered to a third party (including to any Big 4 Local Operator), the governance rights and indirect joint control of such Local Subsidiary shall remain vested in the Parties. Any representation on the board of directors of such Local Subsidiary granted to such third party shall be granted in such a way as to not undermine the joint control of the Local Subsidiary by the VEP Shareholder and the Vnet Shareholder.

2.13     Adjustment of Capital Contributions

(a) The Parties agree that wherever in this Joint Venture Agreement a contribution in kind to capital by a Shareholder is contemplated such contribution shall only be made when the Parties have agreed on the mechanism (and the terms and conditions) by which the other Shareholder shall make such contributions to capital in kind such that the total contributions in kind by the Shareholders are made contemporaneously and for values that will preserve at all times the 50/50 split of the Company's share capital between the two Shareholders, or any such other split as shall exist following a dilution pursuant to Clause 3.2(c).

(b) The Parties agree that wherever this Joint Venture Agreement contemplates issuing a minority equity interest in a Local Subsidiary to any person (other than pursuant to Clause 2.10, which shall be governed by the provisions of Clause 2.10), the provisions of Section
         2.12 and the restrictions on transfers of minority equity interests as set forth in Clause 2.10.5 shall apply.

2.14     Tax Efficiency

With regard to all asset transfers set forth in this Clause 2, the Parties shall use their best efforts to ensure that assets are transferred in such a way as to minimise any tax charges (including specifically (a) capital gains tax and (b) tax charges resulting from the transfer of an asset at cost where an implied market value is attributed to the value of the transaction) incurred by such transfer. The Parties agree to maintain flexibility in structuring transactions in a tax efficient way for both the Parties and the Company and agree to include leasing of assets as a specific alternative.

3.       FORMATION, ORGANIZATION AND MANAGEMENT OF THE COMPANY

The Shareholders undertake to exercise, or refrain from exercising, their voting and other rights as members of the Company, and all the Parties undertake to take all such actions within their respective powers, so as to procure that the formation, organization and management of the Company is conducted in accordance with the provisions of this Agreement and in particular, but without limitation, this Clause 3 and with the Articles to the extent consistent with the provisions of this Agreement.

3.1      FORMATION OF THE COMPANY

The Shareholders hereby undertake to incorporate the Company by no later than 15 June 2000, in England, and shall procure that the Company shall have the following characteristics:

(a)      The Company's corporate name shall be Vizzavi Ltd.;

(b) The Company shall be formed as a limited company under the laws of England and Wales;

(c) The Company's registered office shall be as agreed between the Parties;

(d)      The Company's auditors shall be Arthur Andersen and Deloitte & Touche;

(e)      The financial year of the Company shall end on 31 March;

(f)      The Company shall adopt the Articles;

(g) The initial authorized share capital shall be sufficient to allow the Company to issue shares beyond the initial subscription amount, at nominal value, up to the total amount initially committed by the Parties pursuant to 3.2(a) below. The Company's initial issued share capital shall be one thousand (1000) Euros divided into an equal number of "VEP Shares" and "Vnet Shares" having the rights provided for by this Joint Venture Agreement . All of the shares of one class shall be subscribed and fully paid up in cash by the VEP Shareholder and all of the shares of the other class shall be subscribed and fully paid up in cash by the Vnet Shareholder, in each case no later than 30
         June 2000.   The VEP Shares and the Vnet Shares shall have the same
         rights and obligations attached to them, except as expressly set out in this Agreement.


(h) The Parties agree that an incentive stock option plan, phantom stock plan or other similar program providing for reasonable grants of incentive stock options or phantom stock would be beneficial to the Company, and the Shareholders agree to cooperate in good faith with a view towards establishing such a plan within three months from the date hereof on terms agreed to by the Board of the Company. The aggregate of all securities allocated or issued pursuant to all incentive stock option plans shall not at any time represent more than ten percent (10%) of all the issued and outstanding share capital of the Company (on a fully diluted basis). Any securities allocated to an incentive stock option plan shall be newly issued and shall, accordingly, dilute in equal proportions the percentage of the total Company share capital held by each Shareholder. Any such incentive plan shall be structured in a tax efficient way.

(i) Any incentive stock option plan, phantom stock plan or other similar program providing for reasonable grants of incentive stock options or phantom stock at the





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


         Local Subsidiary level shall be subject, mutatis mutandis, to the same 10% ceiling provided for in Clause 3.1(h) above. Any securities allocated to such a Local Subsidiary incentive stock option plan shall be newly issued and shall, accordingly, dilute in equal proportions the percentage of the total Local Subsidiary share capital held by each of such Local Subsidiary's shareholders. Any such incentive plan shall be structured in a tax efficient way.

3.2      FINANCING OF THE COMPANY.

(a)      (i)      Each of the Shareholders hereby agrees to an initial capital commitment of Euros 100 million (the "INITIAL COMMITMENT") during the first twenty four (24) months of the Company
                  (which Initial Commitments shall, for the avoidance of doubt, include the amount initially subscribed by each Shareholder pursuant to Clause 3.1(g) above), i.e. a total aggregate
                  Initial Commitment by both Shareholders of Euros 200 million, the balance to be paid in by the Shareholders to the Company, as and when decided by the Board, in proportion to each Shareholder's respective holdings of Company share capital at the time, provided that any expenditure of the Initial
                  Commitment shall be subject to Board approval of the Initial
                  Budget and Plan in accordance with Clause 3.2(a)(ii) below.
                  In the event that the Board is unable to agree on calling any part of the Initial Commitments during the first twenty four
                  (24) months of the Company, either Shareholder may, at the expiration of the aforementioned time frame, by written notice to the other Shareholder, require an additional capital contribution by the Shareholders of up to the aggregate amount of uncalled Initial Commitments, in proportion to their respective holdings of Company shares at the time.

         (ii) Upon the formation of the Company, the first Chief Executive Officer of the Company as identified in Clause 3.3.4(a)(i) shall prepare the Annual Budget for the initial year and the Business Plan for the first three years of the operation of the Company (together the "INITIAL BUDGET AND PLAN") and shall, within 30 days of the formation of the Company submit such Initial Budget and Plan to the Board. The Parties shall cause a meeting of the Board to be called within 7 days of the submission of the proposed Initial Budget and Plan for the consideration of the Initial Budget and Plan.

(b) Subject to the provisions of Clause 3.2(c), any proposal (a "FINANCING PROPOSAL") by the Board to raise additional capital for the Company, beyond the Initial Commitment, by way of share subscriptions from Shareholders ("CONTRIBUTIONS"), shall be made by written notice to the Shareholders , giving details of the amount(s), manner and time(s) for payment, and shall require the consent of both Shareholders (in writing or by resolution in general meeting). Any Contributions shall be made in proportion to the percentages of the Company's issued share capital held by the Shareholders, subject to the provisions of Clause 3.2(c). Approval by the Shareholders of any Financing Proposal (including, for the avoidance of doubt, any Financing Proposal comprised in any annual budget proposal) shall constitute their respective commitments to make any Contributions called for by such Financing Proposal as and when due, except to the extent that, at the time of such approval, a Shareholder's consent reserves the right to decline to make any such Contribution (in which case such Shareholder's interest in the Company shall be subject to dilution as provided by Clause 3.2(c) as and when Contributions are made by the other Shareholder, if such

         Shareholder does not then pay its Contribution). At the time of approval of any Financing Proposal, the Shareholders shall also procure the passing of all such resolutions of the Company, and take such other actions, as may be necessary to enable the Company to issue shares in accordance with such Financing Proposal and as provided by Clause 3.2(c) if the same should become applicable.

(c) If any Shareholder (referred to for this purpose as the "DEFAULTING SHAREHOLDER", whether or not such failure amounts to a breach of this Agreement) fails to pay any part of the Initial Commitment or to make any Contribution committed pursuant to Clause 3.2(b) above, or does not pay any committed Contribution under a Financing Proposal approved pursuant to Clause 3.2(b), the other ("NON-DEFAULTING") Shareholder shall be entitled, but not obligated, to contribute the shortfall by way of loan. The non-Defaulting Shareholder's loan shall at the option of the non-Defaulting Shareholder (exercisable by written notice to the Company), be capitalised (in whole or in part) by the issue to the non-Defaulting Shareholder, in satisfaction of such loan(at the non-Defaulting Shareholder's choice) either (i) of such number of new shares in the Company as shall have a nominal value, equal to the principal amount capitalised, or (ii) such lesser number of Company shares as shall have a fair market value (as determined by the non-defaulting Shareholder) equal to such principal amount. To the extent that the non-Defaulting Shareholder elects to contribute and capitalise the shortfall, the Defaulting Shareholder shall cease to be liable to pay the shortfall in any committed Contribution and shall not be liable for any damages in respect of any breach of this Agreement involved in the failure to pay the same as and when due. Each Shareholder hereby irrevocably consents to any issue of shares in the Company made pursuant to this Clause 3.2. The share ownership of the Defaulting Shareholder, as the case may be (the "DILUTED SHAREHOLDER") shall be diluted accordingly (and references to a "Diluted Shareholder" in this Agreement mean any Defaulting Shareholder whose interest in the Company has been so diluted). In the event of any such dilution, and notwithstanding the provisions of Clauses 3.3.1 and 3.3.5:

         (i) the Shareholders' rights to appoint Directors shall thereafter be calculated in accordance with the formula set out in Clause 3.2(d), except that a Shareholder whose stake falls below 20% of the total share capital of the Company held by the Shareholders shall no longer have the right to appoint a Director and shall procure that any Directors appointed by it shall resign forthwith;

        (ii) Board meetings shall be quorate with a simple majority of Directors entitled to attend and vote;

       (iii) Board decisions, including those relating to the Significant Matters, shall be taken by a simple majority of all Board members present , other than decisions on the Restricted Matters set out in Clause 3.3.3 , which shall require the favorable vote of at least one of the Directors appointed by the Diluted Shareholder (except in the event that the Diluted Shareholder's stake in the total share capital of the Company held by the Shareholders is diluted below 20%, in which case the Diluted Shareholder will no longer have any rights to appoint Directors);

        (iv) general shareholders' meeting of the Company shall be quorate with a simple majority of shareholders entitled to attend and vote pursuant to applicable law unless there are only two shareholders, in which case a quorum shall be the shareholder holding more than 50% of the issued shares in the Company;

        (v) decisions of the general shareholders' meetings of the Company shall be taken pursuant to applicable law subject to the proviso that the Restricted Matters set out in Clause
                  3.3.3 shall require the consent of the Diluted Shareholder (except in the event that the Diluted Shareholder's stake in the total share capital of the Company held by the Shareholders is diluted below 20%, in which case none of the Restricted Matters will require the favorable vote of the Diluted Shareholder;

        (vi) for so long as the Diluted Shareholder holds at least 20% of the total share capital of the Company held by the Shareholders, the Company shall take no action with respect to any Restricted Matter unless such action is first approved by the Board or by a general shareholders meeting, as provided by Clause 3.3.1(a) below; and

        (vii) the Diluted Shareholder's rights under 3.3.4(a) shall terminate.

(d) In the event that the shareholding of any Shareholder(s) falls below 50% but remains above 20% of the total share capital of the Company held by the Shareholders and for so long as such shareholding remains at that level, the Board shall at all times have 10 Directors and the number of Directors that such Shareholder may appoint and remove from time to time shall be equal to D calculated using the following formula and such Shareholder shall remove forthwith any Directors appointed by that Shareholder in excess of the number of Directors that Shareholder is entitled to appoint:

                     S
                D = --- x 10
                     T

                  Where: "S" represents the number of fully paid shares in the Company held by such Shareholder;

                                    "T" represents the total number of fully paid shares in the Company held by both Shareholders; and

                                    "D", represents the number of Directors
                                    that such Shareholder is entitled to
                                    appoint, provided that, if not a whole
                                    number, D shall be rounded down to the
                                    nearest whole number, unless D is less than 1, in which case it shall be rounded up to one.

(e) Unless otherwise agreed by both Shareholders, no Contributions shall involve the issue of partly-paid Company shares.

(f) Without prejudice to the provisions of Clause 3.3.2(p), the Company can, if so agreed by the Board, raise additional funds by way of debt.

3.3.    MANAGEMENT OF THE COMPANY

3.3.1   BOARD OF DIRECTORS

(a) The Shareholders undertake to procure that responsibility for deciding general policy matters and determining the overall business and financial strategy of the Company be vested, subject to applicable law, in the Board and that subject to Clause 3.2(c):

         (i) all Significant Matters and the Restricted Matters set out in Clause 3.3.3(a) and 3.3.3(i) shall require prior Board approval; and

         (ii) the Restricted Matters set out in Clauses 3.3.3(b) to (h) inclusive shall require the consent of the Vnet Shareholder and the VEP Shareholder.

(b) Subject to the provisions of Clause 3.2(c) above, the Board shall comprise at all times 4 non-executive Directors appointed by the VEP Shareholder, and the Chief Executive Officer of the Company appointed as provided for in Clause 3.3.4 below and 4 non-executive Directors appointed by the Vnet Shareholder, and the Chief Financial Officer of the Company appointed as provided for in Clause 3.3.4 below). Each Shareholder undertakes to vote, or cause to be voted, on any resolution for the appointment or removal of any Director in accordance with a notice given by the VEP Shareholder, in the case of a VEP Director, and by the Vnet Shareholder, in the case of a Vnet Director, to the other Shareholder at or prior to the meeting at which such resolution is to be proposed (or, in the case of a written resolution, prior to or at the time of the adoption of such written resolution). Each Shareholder shall ensure that all Directors designated by it are fit and proper to manage the Company. The Chief Executive Officer and the Chief Financial Officer are sometimes referred to herein as the "Executive Directors". The other Directors, are sometimes referred to herein as the "Non-Executive Directors", and each a "Non-Executive Director."

(c) Any vacancy which may arise shall be filled through a new appointment by the Shareholder having initially made the corresponding appointment.

(d) Any vacancy left unfilled for a period of 3 months shall be filled by action of the Shareholders or the Board in accordance with the Articles and/or applicable law.

(e) The Chairman and Vice-Chairman of the Board shall be non-executive members of the Board, shall each be appointed by the Board, from among the Directors, for two-year terms and neither shall have tie-breaking votes. The first Chairman shall be nominated by the Vnet Shareholder and the first Vice-Chairman by the VEP Shareholder; at the expiration of their respective two year terms, their successors shall be respectively nominated by the Shareholder who did not appoint their respective predecessor, and shall be appointed by the Board, such alternating Chairmanship and Vice-Chairmanship between persons appointed by the Vnet Shareholder and the VEP Shareholder to continue for the duration of this Agreement.

(f) The notice period for the calling of Board meetings of the Company shall not be less than 14 days unless such number of Directors as is required for a quorum agree otherwise in respect of any particular meeting.

(g) The Board shall meet at least once per calendar quarter. A quorum of Directors shall consist of at least two VEP Non-Executive Directors and two Vnet Non-Executive Directors.

(h) Subject to Clause 3.2(c) above, all decisions of the Board shall require the favorable vote of all of the Non Executive Directors present (either in person or by telephone or other teleconferencing facilities) at the meeting.

(i) In the event of a deadlock of the Board (i) the matter in dispute shall be referred for resolution to the respective Chief Executive Officers of Vodafone, on the one hand, and either Vivendi or Canal+ (as nominated by Vivendi), on the other hand, and (ii) if such Chief Executive Officers are unable to resolve the deadlock, if the deadlock concerns (x) in any way the authorization by the Board of the Annual Budget, the Annual Budget of the previous fiscal year shall be rolled over once to the new fiscal year with a line-item increase of 5% and shall be deemed to be a Financing Proposal approved by the Parties for purposes of their financing obligations thereunder, and (y) any other matters, the situation status quo on the matter shall prevail. No other specific deadlock resolution procedures shall exist other than those provided by law.

(j) By decision of the Board, one or more administrative or operational committees of the Board may be created and delegated such responsibilities and powers with respect to day to day management of the Company as the Board may designate.

3.3.2    SIGNIFICANT MATTERS

         The Parties agree that, in addition to those matters requiring prior authorization of the Board in accordance with applicable law, none of the following actions shall be undertaken by or on behalf of the Company, nor by or on behalf of any Local Subsidiary without prior authorization, and in accordance with the instructions, of the Board:

(a) Signature, renegotiation, renewal or termination of any Operator Agreement as provided for herein, including with any third party Operator in such countries within the Territory in which no Controlled or Minority Operator operates.

(b) Signature, renegotiation, renewal or termination of any Controlled Content and/or Support Services Supplier Agreement or of any other agreement with Content and/or Support Services Suppliers which are material to the conduct of the Company's business.

(c) Issuing a guarantee as security for the obligations of any other party or granting any pledge or other interest over any assets of the Company as security for any obligation of any such other party;

(d) Adopting the Annual Budget and the Business Plan (and all formal revisions thereto);

(e) Transferring or leasing any significant asset of the Company other than as provided for in the Annual Budget;

(f) Proposing to the Shareholders' meeting or making appropriation of profits (i.e. for payment as dividends, for allocation to discretionary reserves, or for retention as retained earnings) ;

(g) Proposing to the Shareholders' meeting or approving any amendments to the Company's Articles or other governing charter or agreement, as the case may be, or issuing any Company shares or other securities, whether by way of a private placement or of a public offering;

(h)      Requests for additional Contributions from the Shareholders;

(i) Creation of Local Subsidiaries, which may include third party shareholders, as may be decided by the Board of the Company, provided with respect to each such Local Subsidiary that the Shareholders shall, to the extent of the Company's interest in the Local Subsidiary, at all times have an equal number of representatives on the board of the Local Subsidiary and that the provisions of this Joint Venture Agreement regarding decisions by the Board of the Company shall apply mutatis mutandis to the boards of the Local Subsidiaries ;;

(j) Acquisition of any interest in any entity, whether for purposes of investment or control.

(k) Exercise of voting and any other rights in connection with the shares or other interests held by the Company in the Local Subsidiaries;

(l) Entering into, renegotiating, renewing or terminating any licensing or other agreements with regard to technology and software (including, without limitation, with regard to the choice of the platform or platforms to be used for MAP) which is material from a technological strategy or policy perspective for the conduct of the Company's business;

(m) Entering into, renegotiating, renewing or terminating any licensing or other agreement in connection with the use of the Brand.

(n) Entering into, renegotiating, renewing or terminating any partnership agreement, joint venture agreement, merger, business combination agreement or any other strategic alliance;

(o) Undertaking any capital expenditures other than as provided for in the Annual Budget;

(p) Incurring debt for an amount in excess of Euro 10 million, other than as provided for in the Annual Budget;

(q) Entering into, renegotiating or renewing any contract pursuant to which the Company assumes obligations in excess of Euro 10 million, other than as specifically provided for in the Annual Budget;

(r) All other actions specifically attributed to the Board by this Joint Venture Agreement.

3.3.3    RESTRICTED MATTERS

         For purposes of Clause 3.2(c) above, Restricted Matters shall mean:

(a) the Company or any Local Subsidiary entering into any merger, acquisition or business combination agreement which is material to the Company taken as a whole.

(a) The issue or allotment of, or the grant of any option over any of the Company's shares or other securities or the reorganisation of the Company's share capital in any way other than in situations where the Diluted Shareholder is offered the opportunity to participate in the operation in question with cash in proportion to its existing shareholding in the Company,

(c) any reduction of the share capital of the Company or of any other undistributable reserve of the Company involving a repayment of capital to any Shareholder or the creation of any distributable reserve;

(d) any repurchase or redemption by the Company of its own shares, or the giving of financial assistance by the Company for the acquisition of its own shares pursuant to Sections 155-157 of the Companies Act;

(e) any alteration to the provisions of the Memorandum of Association of the Company, the adoption of new Articles of Association of the Company, or any alteration to the Articles or the variation of any rights of any class of Shares;

(f) the implementation by the Company of any Scheme of Arrangement pursuant to Section 425 of the Companies Act;

(g) any resolution to wind up the Company and/or to dispose of or realise all or substantially all of its assets and any extraordinary resolution to sanction a division of assets in kind upon a winding up;

(h) any transaction entered into by the Company or any Local Subsidiary which would, if the Company shares were listed under the Listing Rules of the Financial Services Authority, qualify as both a "related party transaction" and a Class 2 or larger transaction, for purposes of such Listing Rules as in effect at the date of this Joint Venture Agreement, unless the Company supplies the Diluted Shareholder with a written opinion of an independent professional valuer or investment bank to the effect that such transaction is fair and reasonable to the Company and its shareholders taken as a whole.

(i) The selection and/or any change to the auditors of the Company.

3.3.4    CORPORATE OFFICERS

(a)      Appointment and removal

         (i) The Chief Executive Officer and the Chief Technical Officer of the Company shall be designated, removed and replaced by the Board upon proposition of the VEP Shareholder and consent of the Vnet Shareholder not to be unreasonably withheld or delayed (which consent shall be deemed to include the Vnet Shareholder's undertaking to cause the Vnet Directors to vote accordingly). It is acknowledged that Vodafone has proposed, and the Vivendi Group Parties have accepted, that Evan Newmark be appointed as the first Chief Executive of the Company.

         (ii) The Chief Financial Officer and the Chief Marketing Officer of the Company shall be designated, removed and replaced by the Board upon proposition of the Vnet Shareholder and consent of the VEP Shareholder not to be unreasonably withheld or delayed (which consent shall be deemed to include the VEP Shareholder's undertaking to cause the VEP Directors to vote accordingly).

(ii) In addition to the aforementioned officers, the Company shall have such officers, with such responsibilities and duties, as the Chief Executive Officer may designate.

(b)      Compensation

         (i) The compensation package, and the terms and conditions of employment of the Chief Executive Officer, Chief Financial Officer, Chief Technical Officer and Chief Marketing Officer shall be determined by the Board without the vote of the Executive Directors.

        (ii) The compensation package, and the terms and conditions of employment of the remaining Company officers shall be determined by the Chief Executive Officer within the limits set forth to that effect in the Annual Budget.

3.3.5    SHAREHOLDERS MEETINGS

(a) Unless otherwise required under applicable law, shareholders of the Company shall receive notice of each shareholders' meeting at least thirty (30) calendar days before the scheduled date of such meeting or such shorter period as may be agreed in writing by the Shareholders. The Company shall have at least one shareholders' meeting each calendar year. Such meeting will take place at such time and place as is determined by the Board.

(b) Subject to Clause 3.2(c) above, a general shareholders' meeting of the Company shall be quorate when the VEP Shareholder and the Vnet Shareholder are both present or represented, by proxy or by any other means of attendance permitted under the Articles.

(c) Subject to Clause 3.2(c) above, decisions of the general shareholders' meeting of the Company shall require a favorable vote of both the VEP Shareholder and the Vnet Shareholder. In case of an equality of votes, the chairman of such general meeting, if one has been appointed, shall have no casting vote.

3.3.6    ANNUAL BUDGET AND BUSINESS PLAN

(a) The Chief Executive Officer of the Company shall propose, and the Board shall approve subject to such alterations as the Board thinks fit, an annual budget (the "ANNUAL BUDGET") with respect to each financial year of the Company no later than thirty (30) days prior to the commencement of the financial year, provided, however, that the initial Annual Budget shall be prepared in accordance with the provisions of Clause 3.2(a)(ii) above. The Annual Budget shall include a projected profit and loss statement, an income and expenditure projection, a projected cash flow statement, and a projected year end balance sheet. The Board and the Chief Executive Officer shall cause the Company to conduct its operations in accordance with the Annual Budget.

(b) The Chief Executive Officer of the Company shall prepare a three -year business plan (the "BUSINESS PLAN") in accordance with the provisions of Clause 3.2(a) above. The Business Plan shall be reviewed by the Board on a yearly basis no later than thirty (30) days prior to the commencement of each fiscal year. The Business Plan shall set forth in reasonable detail certain financial performance goals, including, without limitation, with respect to revenues, profits, return on net assets and return on equity for the period subject thereto.

3.3.7    FINANCIAL AND ADMINISTRATIVE POLICIES

(a) The Parties have agreed that both Deloitte Touche and Arthur Andersen shall be appointed auditors of the Company. Furthermore, they have agreed that, for each Group of Parties' consolidation purposes, two full audits will be conducted, one as of 31 December and the other as of 31 March of each year.

(b) The Parties have agreed that the Company shall adopt the Vodafone group's financial and administrative policies as described by Vodafone to the Vivendi Group Parties prior to the date hereof, or as otherwise notified by Vodafone to the Company from time to time subject, in the event of changes entailing a significant impact on the Company's own financial situation and/or administrative practice, to the consent by Vivendi, which consent shall not be unreasonably withheld.

3.4      SHARE TRANSFER RESTRICTIONS

3.4.1 Each of the Shareholders hereby undertakes that, subject only to the exceptions expressly set forth in Clause 3.4.2 hereunder, it shall not without the prior written approval of the other Shareholder, from the day of the creation of the Company and for three years from the date of this signature of this Joint Venture Agreement (the "LOCK-IN PERIOD"), and thereafter subject to the conditions set forth in Clause 3.4.3 (i) sell, transfer, assign, grant options over, or otherwise dispose of, Company shares or any legal or beneficial interest in any Company shares, including by way of merger or operation of the law, or (ii) create or permit any security or other encumbrance whatsoever to exist over any Company share, or (iii) enter into any agreement undertaking to do any of the foregoing ("TRANSFER").

3.4.2    Transfers to Permitted Transferees

(a) Each of the Shareholders shall be free to Transfer all of its Company shares to one or more Permitted Transferees, provided that each such Permitted Transferee enters into a Deed of Adherence, and only after each such Permitted Transferee has delivered to the non-transferring Shareholder a written undertaking whereby, if any legal or beneficial interest in such Permitted Transferee ceases to be wholly owned, directly or indirectly, by Vodafone or by Vivendi or Vnet (or, in the case of a Permitted Transferee that is wholly owned, directly or indirectly, by Vnet, if there is a change of control of the Vnet Shareholder, as such term is defined in Clause 3.6.4), as the case may be, such Company shares shall be transferred to Vodafone or to Vnet, as the case may be, or to another entity or entities in which all legal and beneficial interests are and remain wholly owned, directly or indirectly by Vodafone or by Vivendi or Vnet (provided, in the case of Vnet, there has been no change of control of the Vnet Shareholder, as such term is defined in Clause 3.6.4), as the case may be.

(b) If any Shareholder ("a Disqualified Shareholder") to which shares have been transferred by a permitted transfer referred to in paragraph (a) above (or any series of permitted transfers) (i) ceases, as a result of any event ("a Disqualifying Event"), to qualify as a Permitted Transferee of the original transferor, and (ii) fails to transfer all the Company shares held by it to the original transferor or an entity which does qualify as a Permitted Transferee of such original transferor either before the Disqualifying Event or within 28 days thereafter, then the other Shareholder shall have the right by written notice to the Disqualified Shareholder within 90 days after becoming aware of the Disqualifying Event, to require the Disqualified Shareholder either to transfer its Company shares within 10 days to a party permitted to receive them as referred to in sub-paragraph (ii) above or to sell all of them to the other Shareholder at their nominal value.

(c) Where there is more than one entity that comprises the VEP Shareholder or the Vnet Shareholder, as the case may be, and where there are rights exercisable by a Shareholder under this Joint Venture Agreement, such rights shall be exercised by all such entities as a group and not separately, and all obligations of a Shareholder under this Joint Venture Agreement shall be joint and several obligations of such entities to be satisfied as a group.

3.4.3    Right of First Refusal; Tag-Along Rights

(a) After the expiration of the Lock-in Period, a Shareholder may, subject to the conditions set forth in this Clause 3.4.3, Transfer all (but not part) of its Company shares.

(b) Sale Notice. If, after the Lock-In Period has expired, a Shareholder (the "SELLER") desires to accept a bona fide offer from a third party (a "THIRD PARTY OFFER") to purchase all (but not part) of the Seller's shares in the Company (the "OFFERED SHARES"), the Seller shall give notice (the "SALE NOTICE") in accordance with Article 37 of the Articles.

(c) Option. If the Seller desires to accept a Third Party Offer, the other Shareholder (the "OPTION HOLDER") will thereupon have the option (subject to Clause 3.4.3(d) below), exercisable within fifteen 15 days after the Sale Notice is received by the Option Holder, (such time period, the "EXERCISE PERIOD"), either:

                  (i) to acquire from the Seller, all (but not part) of the Offered Shares at the same price and on the same terms and conditions as the Third Party Offer; or

                  (ii) to require as a condition to the proposed transaction that all, but not less than all, of its shares in the Company be concurrently purchased by the Seller's proposed buyer at the same price and on the same terms and conditions.

(d) If the Option Holder holds less than 20% of the total share capital of the Company held by the Shareholders at the time of receipt by it of the Sale Notice, it shall only have the option set forth in Clause 3.4.3(c)(ii) above, to the exclusion of any right of first refusal on the Offered Shares.

(e) Non-Exercise. In the event that the Option Holder decides not to exercise either option in Clause 3.4.3(c), the transfer by the Seller of all (but not part) of the Offered Shares pursuant to this Clause
         3.4.3 shall be conditional upon the execution and delivery by the transferee of a Deed of Adherence and completion of the transfer within 90 days from the end of the Exercise Period.

(g) Required Form of Consideration. No Shareholder may offer or sell its respective Company shares, pursuant to this Clause 3.4.3 except (i) on an "all cash" "immediately payable" basis paid by the transferee, or
         (ii) in exchange for securities publicly traded in sufficiently liquid markets such that their receipt by the Seller is the financial equivalent of an "all cash", "immediate payment" by the transferee; provided always that this Clause (g) shall not be construed to prohibit agreements or arrangements for retention of part of the consideration pending, or for adjustment to the amount of consideration upwards or downwards by reference to, a determination of the financial position of the Company as at the date of sale of the Shares or the quantification of any asset or liability as at such time, or any comparable arrangement, or normal warranty and/or indemnity arrangements.


3.5      FUTURE IPO

         The Parties agree that it is their intent (a) to take the Company public as soon as possible by listing it in an exchange to be mutually agreed upon, subject to the performance of the Company and to appropriate market conditions, and (b) subject to Section 3.2(c), to retain joint control of the Company upon any such initial or subsequent public offering (each of the VEP Shareholder and the Vnet Shareholder keeping thereupon an equal proportion of all issued and outstanding Company shares as the other).

3.6      CHANGE OF CONTROL PROVISIONS

3.6.1 Upon the direct or indirect change of control of a Shareholder, the other Shareholder (the "OPTION BENEFICIARY") shall have the right, exercisable at any time from the completion of the change of control until six months from the latter of the public announcement of the completion of such change of control by any relevant market authority, or the formal notification of such change of control to the Shareholder whose control is not changing, either (i) to purchase all the shares in the Company held by the Shareholder whose control has changed (the "CALL OPTION") or (ii) to require such Shareholder to purchase all the Option Beneficiary's shares in the Company (the "PUT OPTION", together with the Call Option collectively the "OPTIONS" or individually the "OPTION"), at their fair market value (the "OPTION PRICE") to be determined as provided by Clause 3.6.2. In the event of an exercise of either Option, the rights of the selling Shareholder with respect to any Shareholder loans outstanding between the Company and such Shareholder shall be acquired by the purchasing Shareholder by payment to the selling Shareholder of the amounts outstanding under such loans including any accrued interest thereon. The purchasing Shareholder shall use reasonable endeavours to replace (or, if such replacement is not possible, provide a counter indemnity for) any guarantees of Company obligations made by the Selling Shareholder, which obligations shall be taken into consideration in the calculation of the Option Price.

3.6.2 In the event of failure of mutual agreement by the Shareholders on the Option Price within 45 days (the "INITIAL AGREEMENT PERIOD") after delivery by the Option Beneficiary to the other Shareholder of a notice by virtue of which the Option Beneficiary exercises either the Put or the Call Option (the "OPTION EXERCISE NOTICE"), as the case may be, each Shareholder shall within 10 days after the expiration of the Initial Agreement Period appoint an investment bank of its choice to determine the Option Price. The investment banks thus appointed shall determine their respective valuations within 20 days of their respective appointments. If the difference between the valuations made by each one of the investment banks thus appointed represents less than 10% of each such valuation, the Option Price shall be the average of the two valuations. If the difference between the valuations represents more than 10% of any one of the valuations, the two aforementioned investment banks shall, within 40 days from the expiration of the Initial Agreement Period, appoint a third investment bank to carry out a third evaluation. The Option Price shall then be the average between the third valuation and such valuation made by one of the investment banks initially appointed by the Shareholders which shall be the closest to the third valuation. If the two investment banks are unable to reach an agreement on the third investment bank within the aforementioned time limit, the third investment bank, which shall be internationally recognized and independent of each of the Parties, shall be appointed by the President of the International Court of Arbitration of the International Chamber of Commerce in Paris, at the request of any one of the Shareholders, provided however that in the event that the third investment bank has not been so appointed within 30 calendar days of the request, such request shall be withdrawn and the third investment bank shall be appointed by the President of the Commercial Court of Paris, in a REFERE proceeding, at the request of any Shareholder. The valuation process by the investment banks appointed by the Shareholders shall be completed no later than thirty days after the expiration of the Initial Agreement Period (as defined above) and the valuation process of the third investment bank shall be completed no later than 30 days after its appointment.

3.6.3 A direct or indirect change of control of the VEP Shareholder shall be deemed to have occurred when any Person holds, directly or indirectly, a majority of the voting share capital of such VEP Shareholder.

3.6.4 A direct or indirect change of control of the Vnet Shareholder shall (except as set forth in Clause 3.6.5 below) be deemed to have occurred when (a) any Person holds directly or indirectly a majority of the voting share capital of Vivendi or of Canal+, or (b) there has been a change of control of Vnet. For the purposes of this Clause 3.6.4 (and except as set forth in Clause 3.6.5 below), there shall be deemed to be a change of control of Vnet when (i) Vivendi ceases to hold, directly or indirectly, at least 50% of the voting share capital of Vnet, or
         (ii) Vivendi alone or Vivendi and Canal+ cease to together control the management of Vnet, or (iii) Vivendi ceases to own at least 34% of the voting rights of Canal+, or (iv) Vivendi is no longer the largest shareholder of Canal+; provided always that none of the events described in (iii) and (iv) shall constitute a change of control of Vnet if, concurrently with any such event, Vivendi holds, directly or indirectly a majority of the voting share capital of Vnet.

3.6.5 The following will not be deemed to constitute a direct or indirect change of control of the Vnet Shareholder: (i) a merger (by way of fusion absorption) of Vivendi and Canal+, with either Vivendi (or a wholly owned subsidiary) or Canal+ (or a "transaction co" held as to 100% either by Vivendi or Canal+ immediately prior to such merger) as the surviving entity provided that no third Person or Persons acting in concert hold, directly or indirectly a majority of the voting share capital of the surviving entity, or (ii) a reverse take over by Canal+ of Vivendi, provided that no third Person or Persons acting in concert hold, directly or indirectly, a majority of the voting share capital of Canal + and, in both cases (i) and (ii) above, provided further that the management of Vnet and the voting capital of Vnet remains Controlled by Vivendi and/or Canal+ with one under the Control of the other or as a single merged entity (including the "transaction co"), as the case may be.

3.6.6 Any restructuring of Vodafone by which a holding company structure is interposed between Vodafone and its public shareholders shall not be deemed to constitute a direct or indirect change of control of the VEP Shareholder or Vodafone, provided that no third Person, alone or in concert with others, hold directly or indirectly more than 50% of the voting share capital of such new holding company.

3.7       Consortium Relief

The Parties agree that consortium relief will be considered in the event that either the Company or the Shareholders realise tax losses and the losses will be surrendered in an equitable manner to the Company, the Parties and the Shareholders, with the appropriate payment being received for the surrender of the losses.


3.8      The Shareholders shall make all reasonable efforts to procure that:-

(a) the Annual General Meeting of the Company at which audited accounts in respect of the preceding financial year are laid before the Shareholders is held not later than six months after the end of the relevant financial year;

(b) the Company auditors shall at the expense of the Company be instructed to report as to the amount of the profits for each accounting reference period which are available for distribution by the Company at the same time as they sign their report on the audited accounts for the accounting reference period in question; and

(c) the Company distributes to and among its members all of its profits lawfully available for distribution in each financial year, subject to (as determined by the Board) such reasonable and proper cash, accounting and legal reserves to meet the requirements set out in the Annual Budget and the Business Plan from time to time.

(d) Without prejudice to the provisions of Clause 3.2 above, the Parties shall endeavour to work together in order to evaluate and determine the most appropriate funding mechanism to satisfy the capital requirements of the Company and to structure the transactions contemplated herein, including the asset transfers contemplated herein, and operate the Company's business in the most tax efficient manner both for the Company as well as for the Parties.

3.9      GUARANTEE


3.9.1 Vodafone irrevocably and unconditionally guarantees to the Vivendi Group of Parties the due and punctual performance by the VEP Shareholder and Vivendi and Canal + jointly and severally, irrevocably and unconditionally guarantee to the Vodafone Group of Parties the due and punctual performance by the Vnet Shareholder, in each case of all obligations under this Agreement, including, without limitation, all obligations under Clause 3 of this Agreement. In this Clause3.9, "Guarantor" means Vodafone, on the one hand, or Vivendi and Canal + jointly and severally, on the other, in their respective capacities as Guarantors and "Guaranteed Party" means the relevant Shareholder whose obligations are guaranteed by the Guarantor under this Clause. Each Guarantor undertakes with the other Group of Parties that if its Guaranteed Party shall fail in any respect to fulfill any of its obligations under this Agreement, such Guarantor will be liable and the other Group of Parties shall be at liberty to act as if the Guarantor were the Party principally bound by such obligations.



3.9.2 Each guarantee contained in this Clause 3.9. is a continuing guarantee and shall remain in force until all obligations of the Guaranteed Party under this Agreement have been fully performed.



3.9.3 If and whenever a Guaranteed Party defaults for any reason whatsoever in the performance of any obligation or liability undertaken or expressed to be undertaken by such Guaranteed Party (including the payment when due of any amount) under this Agreement, the Guarantor with respect to such Guaranteed Party shall (forthwith upon demand by the other Group of Parties) unconditionally perform and satisfy the obligation or liability in regard to which such default has been made in the manner prescribed by this Agreement.



4.       REPRESENTATIONS AND WARRANTIES OF THE PARTIES

         Each Group of Parties represents and warrants to the other Group of Parties as set out in this Clause 4 (references to a Party below meaning each Party within the relevant Group of Parties).

4.1 Such Party is a corporation duly organised and validly existing under the laws of its jurisdiction of incorporation (as referred to in the opening paragraphs of this Agreement) and has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now being conducted.

4.2 Such Party has full corporate power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder and implement the transactions contemplated hereby. The execution and delivery of this Agreement and the implementation of the transactions contemplated by it have been duly and validly approved by the Board of Directors of such Party and no other corporate proceedings on the part of such Party are necessary to authorise or enable it to enter into this Agreement and implement the transactions contemplated by it.


4.3 This Agreement has been duly and validly executed and delivered by each Party and (assuming the due authorisation, execution and delivery by all other Parties hereto) constitutes a valid and binding obligation of such Party enforceable against it in accordance with its terms. Neither the execution and delivery of this Agreement by such Party, nor the performance by it of its obligations hereunder and implementation of the transactions contemplated by this Agreement will:-

         (a) violate any provision of its Memorandum and Articles of Association (or equivalent constitutional documents); or (subject to the consents and approvals referred to in Clause
                  4.4 being duly obtained) violate any law, rule, regulation, judgment, order, writ or decree applicable to such Party or any of its properties or assets;

         (b) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, any agreement or instrument to which such Party is a party or by which its property or assets is bound.

4.4 Except for the consents, clearances or approvals listed in Clauses 5 and 6, no consents or approvals of, or filings or registrations with, any court, administrative agency, commission or other governmental authority or instrumentality, are necessary in connection with the execution, delivery and performances by each Party of this Agreement and the implementation by such Party of the transactions contemplated hereby.

5.       CONDITIONS PRECEDENT

         This Joint Venture Agreement is entered into subject to the following conditions:

5.1      CLEARANCE BY THE COMMISSION OF THE EUROPEAN COMMUNITIES


(a) The Parties' rights and obligations under this Joint Venture Agreement, other than with regard to confidentiality, are conditional upon the following:

         (i) if this Agreement gives rise to a concentration with a Community dimension pursuant to Council Regulation (EC) 4064/89 (as amended) (the "Mergers Regulation"), the adoption of a decision by the Commission of the European Communities (the "COMMISSION") approving the concentration, either unconditionally or subject to the fulfillment of certain conditions or commitments which the Vodafone Group of Parties, on the one hand, and the Vivendi Group of Parties, on the other hand, consider acceptable, or failure of the Commission to adopt a decision within the required time periods; and

         (ii) in the event of any action by any EU Member State under a national law procedure which is permissible notwithstanding the Commission's jurisdiction under the Merger Regulation, or, in the absence of the Commission's jurisdiction under the Merger Regulation, in the event any merger filing is required to be made by the Parties under the nation rules of any EU Member State, the adoption by each of the competent authorities in those EU Member States of a decision of equivalent effect to any of those set out in Clause 5.1(a)(i) (this Clause 5.1(a)(ii) being interpreted mutatis mutandis).

         (iii) in the event of any action by any state other than an EU Member State under a national law procedure or pursuant to any merger filing required to be made by the Parties under national rules prior to the completion of the transaction contempated herein, and to the extent that such filing legally requires the Parties to suspend the completion of the transactions contemplated herein until clearance is specifically obtained, the adoption by each of the competent authorities in those states of a decision of equivalent effect to any of those set out in Clause 5.1 (a)(i) (this Clause 5.1 being interpreted mutatis mutandis).


(b) The Parties hereby undertake to cooperate with one another to ensure that all information necessary or desirable to complete the required filing to be submitted to the Commission or applicable national authorities (or to respond to any requests for further information consequent thereupon), is supplied in a proper, timely and accurate fashion so that such filing or additional information may be promptly submitted to the Commission or applicable national authorities within the corresponding deadlines.

(c) If at the outset of, or during, its review of the aforementioned filing by the Parties, the Commission requests from the Parties certain undertakings as a condition to authorizing the Joint Venture, the Parties shall promptly meet and shall make all reasonable efforts to decide, in the mutual interests of the Parties, on an appropriate course to give effect to the requirements of the Commission.

(d) To the extent that the undertakings made by Vodafone with respect to providing availablity of < wholesale services ...which includes ... access to internet portals > as set forth in the < Divestment Undertaking > dated April 12, 2000 entered into by Vodafone in connection with the Mannesmann merger (a copy of the non confidential version of which has been supplied to Vivendi) apply to any matter contained in this Joint Venture Agreement (including the Annexes) and the Operator Agreements to be entered into by the Company, the Parties hereby acknowledge and agree that they shall cause the Company to take such actions as are required to ensure compliance with the relevant and applicable provisions of the Divestment Undertaking and the Company shall consent to such waivers and modifications to the Operator Agreements that may be required to ensure compliance with the Divestment Undertaking. If so requested by the Vivendi Group Party the same waivers and modifications shall apply to all Operator Agreements.


6.       COVENANTS IN CONNECTION WITH REGULATORY APPROVALS AND/OR REQUIREMENTS

6.1      REGULATORY APPROVALS

         The Parties shall use their reasonable efforts to assist the Company in obtaining such approvals, consents, clearances and similar actions from public authorities as may from time to time be necessary or appropriate in order to enter into the different agreements provided for herein and, in general, in order to develop, operate and promote MAP and the Company and offer the Services as provided for herein.

6.2      REGULATORY REQUIREMENTS

         If the conduct of the Company's business as provided for herein is in any way regulated as of the date hereof or during such time as this Agreement remains in force between the Parties, the Parties shall use their reasonable efforts to take all requisite steps to comply, or to cause the Company to comply, with all such regulations.

7.       DURATION

         Each Party shall be bound by this Joint Venture Agreement for as long as it holds (directly or indirectly) Company shares. Thereafter, each Party shall remain bound to the extent provided for in Clause 1.3.6(a) above.

8.       (NUMBER RESERVED)

9.       CONFIDENTIALITY

9.1 Each of the Parties agrees to keep secret and confidential and not to use disclose or divulge to any third party or to enable or cause any Person to become aware of (except for the purposes of the Company's business) any confidential information relating to the Company including but not limited to intellectual property (whether owned or licensed by the Company), lists of customers, reports, notes, memoranda and all other documentary records pertaining to the Company or its business affairs, finances, suppliers, customers or contractual or other arrangements but excluding any information which:

(a) is in the public domain (otherwise than through the wrongful disclosure of any Person);

(b) can be proved in writing as having been in the possession of the relevant third party, other than through the wrongful disclosure of any Person;

(c) becomes available to the relevant Party to this Agreement from a third party, other than through the wrongful disclosure of any Person,

(d) is required to be disclosed by law or regulations or the rules of any stock exchange or other regulatory body (provided that in such circumstances the relevant Party shall, to the extent reasonably practicable, consult with the Company and the other Parties in relation to, and allow them an opportunity to review and comment on, the form and content of such disclosure)

(e) to the extent that such disclosure is necessary or appropriate in connection with the enforcement of rights under this Agreement;



9.2 The Parties shall use all reasonable endeavours to procure the observance of the above-mentioned restrictions, including by their respective Group Companies and shall take all reasonable steps to minimise the risk of disclosure of confidential information, by ensuring that only they themselves and such of their employees and directors as well as those of their respective Group Companies whose duties will require them to possess any of such information shall have access thereto, and will be instructed to treat the same as confidential.

9.3 The obligation contained in this Clause 9 shall endure, even after the termination of this Agreement, without limit in point of time except as set out above.

10.      NOTICES

10.1 Any notice given under this Agreement shall be in writing in the English language and shall be:-

(a)      delivered by hand; or

(b) sent by pre-paid airmail (or by first class post in the case of communications within the United Kingdom); or

(c) sent by fax (confirmed by pre-paid airmail or first class post as appropriate placed in the post on or on the day after the date of transmission);

         to the address or fax number set out below or to such other address or fax number as may from time to time be notified to the other party in writing.

          Notices to any one or more of the Vodafone Group        Notices to any one or more of the
          Parties shall be sent to all of the following:          Vivendi Group Parties shall be sent to
                                                                  all of the following:
                    Chief Executive Officer                       President directeur general
                    Vodafone AirTouch Plc                         Vivendi S.A.
                    The Courtyard                                 42, avenue de Friedland
                    2-4 London Rd.                                Paris, France 75008
                    Newbury, Berkshire                            Fax: 00.33.1.71.71.17.17
                    RG14 1JX
                    England
                    Fax 00.44.1635 645 205                        President directeur general
                                                                  Canal+
                    (with a copy to the Company's Secretary       85/89 quai Andre Citroen
                    Fax 00.44.1635.580.857)                       Paris, France 75015[Address]
                                                                  Fax: 00.33.1.40.60.70.50

                    Vodafone European Portal Limited              President directeur general
                    c/o Vodafone AirTouch Group Services          Vivendi Net
                    Limited                                       (address to be notified to the Vodafone
                    Company's Secretaries and Legal               Group Parties promptly after
                    Department                                    incorporation of Vivendi Net)
                    The Courtyard
                    2-4 London Rd.
                    Newbury, Berkshire
                    RG14 1JX
                    England
                    Fax 00.44.1635.580.857

10.2 Any notice given under Clause 10.1 shall be deemed to have been received:-

(a) on the date of delivery if delivered by hand prior to 5:00 pm on a business day, otherwise on the next business day following the date of delivery;

(b) on the second business day from and including the day of posting in the case of pre-paid first class post within the United Kingdom; or

(c) on the tenth business day from and including the day of posting in the case of pre-paid airmail; or

(d) on the next business day following the day of transmission in the case of facsimile (confirmed by pre-paid first class post/airmail as provided above).

         In this Clause, business day shall mean any day other than a Saturday, Sunday or any other day which is a public holiday in the place at or to which the notice or correspondence is left or despatched.

10.3 Service of any legal proceedings concerning or arising out of this Agreement shall be effected by delivery to the other party at the address referred to in Clause 10.1 above or to the other party's registered or principal office.

11.      REMEDIES

         No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise.

12.      WAIVER

12.1 Failure or delay by either party to exercise any right or remedy under this Agreement shall not be deemed to be a waiver of that right or remedy, or prevent it from exercising that or any other right or remedy on that occasion or on any other occasion.

12.2 No waiver by a Party of any condition or of the breach of any term, covenant, representation, warranty or undertaking contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or deemed to be or construed as the waiver of the breach of any other term, covenant, representation, warranty or undertaking in this Agreement.

13.      VARIATION

         No amendment, change or addition hereto shall be effective or binding on any of the Parties unless reduced to writing and executed by all the Parties.

14.      COUNTERPARTS

         This Agreement may be executed in several counterparts (whether original or facsimile counterparts) and upon due execution of all such counterparts by one or more Parties, each counterpart shall be deemed to be an original hereof.

15.      [ARTICLE NUMBER RESERVED]

16.      ENTIRE AGREEMENT, AMENDMENTS

16.1 This Agreement, and any other agreements referred to herein constitute the entire agreement and understanding of the parties with regard to the subject matter of this Agreement, and supersedes all prior oral or written agreements, representations, understandings or arrangements between the Parties relating to the subject matter of this Agreement, other than Clauses 1.1.1(c), 3, 4, 5, 6, 7, 8, 9, 10 and 11 of the
         Letter of Intent between Vodafone and Vivendi dated 30 January 2000, as amended, which shall remain in full force and effect.

16.2 Except as expressly set forth in this Agreement, neither party grants to the other by implication, estoppel or otherwise, any right, title license or interest in any intellectual property right.

16.3 Each of the Parties acknowledges and agrees that in entering into this Agreement, and the documents referred to in it, it does not rely, has not relied, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) of any Person (whether party to this Agreement or not) other than as expressly set out in this Agreement, or the agreements contemplated hereunder.

16.4 The parties irrevocably and unconditionally waive any rights and/or remedies they may have to the fullest extent permitted by law (including without limitation the right to claim damages and/or to rescind this Agreement) in respect of any misrepresentation other than a misrepresentation which is contained in this Agreement. Nothing in this paragraph 16.4 shall, however, operate to limit or exclude any liability for fraud.

16.5 No change shall be made to this Agreement except in writing in the English language signed by the duly authorised representatives of both parties.

17       ASSIGNMENT

         This Agreement shall be binding on the Parties hereto and their respective successors and assigns. None of the Parties hereto shall be entitled to assign this Agreement or any of its rights and obligations hereunder except to a Permitted Transferee of that Party's shares in the Company who has executed a Deed of Adherence.

18.      CONFLICT WITH THE ARTICLES OF ASSOCIATION

         Subject to any applicable law in the event of any conflict between this Agreement and the Memorandum of Association of the Company or the Articles of Association of the Company, the terms of this Agreement shall prevail and in such event the Parties shall procure such modification to the Memorandum of Association or the Articles of Association of the Company as shall be necessary.


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

19.      NO PARTNERSHIP

         Nothing in this Agreement shall constitute or be deemed to constitute a partnership between the Parties or any of them.

20.      FURTHER ASSURANCE

         Each Party shall co-operate with the others and execute and deliver to the others such other instruments and documents and take such other actions as may be reasonably requested from time to time in order to carry out, evidence and confirm their rights and the intended purpose of this Agreement.

21       PUBLICITY

21.1 In the absence of specific agreement between the parties, neither party shall issue any news release or public announcement, written or oral, whether to the public or press, relating to this Agreement including its existence, the subject matter to which it relates, performance under it or any of its terms, or to any amendment.

21.2 The provisions of Clause 21.1 do not apply to any announcement or disclosure relating to or connected with or arising out of this Agreement to the extent the same is required by applicable law or regulations or the rules of any stock exchange or other regulatory body (provided that in such circumstances the relevant Party shall, to the extent reasonably practicable, consult with the Company and the other Parties in relation to, and allow them an opportunity to review and comment on, the form and content of such disclosure).

22.      GOVERNING LAW / SETTLEMENT OF DISPUTES

22.1 This Joint Venture Agreement will be governed by and construed in accordance with the laws of England and Wales.

22.2 All disputes arising in connection with this Joint Venture Agreement, including its interpretation, validity, performance or termination, shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the "ICC") as existing as of the date of commencement of the arbitration proceedings by three (3) arbitrators appointed as follows. Each Group of Parties shall designate one (1) arbitrator and the two arbitrators thus appointed shall designate the Chairman of the tribunal by mutual agreement within thirty (30) days after the date on which the appointment of the second arbitrator is notified to the first arbitrator by the ICC, failing which, upon the request of either of the parties, the Chairman of the tribunal shall be designated by the ICC as promptly as practicable. The proceedings shall take place in Brussels.

22.3 The Parties acknowledge that nothing in this Clause 22 shall prevent a Party from seeking in any court of competent jurisdiction specific performance or other injunctive relief.

23. Vivendi and Canal+ shall cause Vnet, promptly upon its creation, to sign this Joint Venture Agreement.


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


IN WITNESS whereof this Agreement has been entered into the day and year first written above.


Vodafone Airtouch Plc              Vivendi S.A.              Canal+ S.A.


---------------------              --------------            -------------
By                                 By                         By


Vodafone European Platform                          Vivendi Net S.A.


-------------------                         ---------------------------------
By                                          By


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


                                 LIST OF ANNEXES


1.2(j) Controlled and Minority Operators as of the date of signing of the Joint Venture Agreement

1.2(n)            Deed of Adherence

1.2(kk)(a)        Operator Agreements Term Sheets for Mobile Telco

1.2(kk)(b)        Operator Agreements Term Sheets for Pay-TV

1.5.1(a)          Exact typeface and casing of Brand

2.2.2(a)          Fair market value determination procedure (LOI Annex 2)

2.2.3(a)          Purchase price formula for (i)France



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

                                 ANNEX 2.2.2(a)

                    FAIR MARKET VALUE DETERMINATION PROCEDURE

Unless otherwise expressly agreed to by the Parties, the fair market value price (the "AGREED PRICE") of the assets in question shall be determined as follows: the Vivendi Group Parties, on the one hand, and the Vodafone Group Parties, on the other hand, shall each appoint an internationally recognized investment bank of its choice to determine the Agreed Price. If the difference between the valuations made by each one of the investment banks thus appointed represents less than 10% of each such valuation, the Agreed Price shall be the average of the two valuations. If the difference between the valuations represents more than 10% of any one of the valuations, the two aforementioned investment banks shall appoint a third investment bank to carry out a third evaluation. The Agreed Price shall then be the average between the third valuation and such valuation made by one of the investment banks initially appointed by each of the Parties which shall be the closest to the third valuation. If the two investment banks are unable to reach an agreement on the third investment bank within 5 days, the third investment bank, which shall be internationally recognized and independent of each of the Parties, shall be appointed by the President of the International Court of Arbitration of the International Chamber of Commerce, at the request of the Vivendi Group Parties or the Vodafone Group Parties provided however that in the event that the third investment bank has not been so appointed within 30 calendar days of the request, such request shall be withdrawn and the third investment bank shall be appointed by the President of the Commercial Court of Paris, in a refere proceeding, at the request of Vivendi or Vodafone.



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


                                  ANNEX 1.2(n)


THIS DEED OF ADHERENCE is made the [      ] day of [             ]

BETWEEN:

(1)      [                  ] of [                  ] (hereinafter called "the
         Covenantor").

SUPPLEMENTAL to a Shareholders Agreement dated the [     ] day of [            ]
and made between the following parties

1. Vodafone AirTouch Plc (hereafter referred to as "VODAFONE"), a corporation organized and existing under the laws of England and Wales;

2. Vodafone European Portal Limited (hereinafter referred to as "VEP"), a corporation organized under the laws of the England and Wales;

3. Vivendi S.A. (hereafter referred to as "VIVENDI"), a corporation organized and existing under the laws of France;

4. Canal + S.A. (hereafter referred to as "CANAL+"), a corporation organized and existing under the laws of France; and

5. Vivendi Net S.A. (hereafter referred to as "VNET"), a corporation organized and existing under the laws of Belgium.

("the Shareholders Agreement").

WITNESSETH as follows:-

1. The Covenantor hereby confirms that it has been supplied with a copy of the Shareholders Agreement and hereby covenants with each of the Persons named in the First Schedule hereto to observe, perform and be bound by all the terms of the Shareholders Agreement which are capable of applying to the Covenantor and which have not been performed at the date hereof to the intent and effect that the Covenantor shall be deemed with effect from the date on which the Covenantor is registered as a member of the Company to be a Party to the Shareholders Agreement and a Shareholder (as defined in the Shareholders Agreement).


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

2. This Deed shall be governed by and construed in accordance with the laws of England.


                               THE FIRST SCHEDULE

(1)      [        ], a company registered in England under Number [        ]
         whose registered office is at [           ];

(2)      [        ], a company registered in England under Number [        ]
         whose registered office is at [           ];

(3)      [        ], a company registered in England under Number [        ]
         whose registered office is at [           ];

(4)      [        ], a company registered in England under Number [        ]
         whose registered office is at [           ].

EXECUTED AS A DEED the day and year first before written.



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